REVOLVING CREDIT AGREEMENT
                            Dated as of November 2, 1998

                                   BY AND AMONG
                             HMT TECHNOLOGY CORPORATION,

                              the BANKS named therein,

                                        and

                             CREDIT SUISSE FIRST BOSTON,

                                        and

                                 FLEET NATIONAL BANK

                                     as Agents
                           _____________________________


                       REVOLVING CREDIT AGREEMENT
This REVOLVING CREDIT AGREEMENT (this "Credit Agreement") is made as of November 2, 1998, by and among (a) HMT TECHNOLOGY CORPORATION (the "Borrower"), a Delaware corporation having its principal place of business at 1055 Page Avenue, Fremont, California 94538, (b) the financial institutions from time to time parties hereto (the "Banks"), and (c) CREDIT SUISSE FIRST BOSTON and FLEET NATIONAL BANK, as Agents for the Banks.
RECITALS
WHEREAS, The Banks have agreed to make and maintain the credit described in this Credit Agreement only on the terms, subject to the conditions and in reliance on the representations and warranties set forth below.
NOW, THEREFORE, in consideration of the mutual agreements,
provisions and covenants contained herein, the parties agree as follows:
1.      DEFINITIONS AND RULES OF INTERPRETATION.
1.1.    Definitions.  The following terms shall have the meanings
set forth in this   1 or elsewhere in the provisions of this Credit
Agreement referred to below:
Affiliate.  Any Person that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.
Agents. CSFB and Fleet, individually and collectively, in their respective capacities as Agents for the Banks.
Agents' Head Office.  In the case of Fleet, its head office
located at Mail Stop MA OF D07A, One Federal Street, Boston, Massachusetts, 02110; in the case of CSFB, its head office located at 11 Madison Avenue, New York, New York 10010.
Assignment and Acceptance.  See   18.1.
Attributable Debt. In respect of a Sale/Leaseback Transaction, "Attributable Debt" means, as at the date of determination, the present value (discounted at the highest applicable interest rate per annum borne by the Loans on the date of determination) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback transaction (including any period for which such lease has been extended).
Balance Sheet Date.  March 31, 1998.
Banks.  The lending institutions listed on Schedule 1.1 hereto and any other Person who becomes an assignee of any rights and obligations
of a Bank pursuant to   18.  References to the Banks shall include the
Issuing Bank in its capacity as such unless the context otherwise clearly requires. For purposes of clarification only, to the extent that the Issuing Bank may have any rights or obligations in addition to those of the Banks due to its status as Issuing Bank, its status as such will be specifically referenced.
Base Rate.  The higher of (i) the arithmetic mean of (A) the annual rate of interest announced from time to time by Fleet, as its "base rate, and (B) the annual rate of interest announced from time to time by CSFB, as its "base rate" and (ii) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by each of Fleet and CSFB from three funds brokers of recognized standing selected by Fleet and CSFB, as the case may be.
Base Rate Loans. All or any portion of the Revolving Credit Loans bearing interest calculated by reference to the Base Rate.
Borrower.  As defined in the preamble hereto.
Business Day.  Any day on which (a) banking institutions in
Boston, Massachusetts, New York, New York and San Francisco, California, are open for the transaction of banking business and (b) in the case of LIBOR Rate Loans, a day which is also a LIBOR Business Day.
Capital Assets.  Fixed assets, both tangible (such as land,
buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.
Capital Expenditures.  Amounts paid or indebtedness incurred by the Borrower or any of its Subsidiaries in connection with the purchase or lease by the Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP.
Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries is the lessee or obliger, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obliger in accordance with GAAP.
Closing Date.  The first date on which all of the conditions set
forth in   10 have been satisfied.
Code.  The Internal Revenue Code of 1986.
Collateral.  The property described in the Collateral Documents, and all other property now existing or hereafter acquired which may at any time be or become subject to a Lien in favor of the Agents or the Banks pursuant to the Collateral Documents or otherwise, securing the payment and performance of the Obligations.
Collateral Documents.  The Security Agreement and any other
agreement pursuant to which the Borrower or any other Person provides a Lien on its assets in favor of the Banks or the Agents for the benefit of the Banks and all financing statements, fixture filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant thereto.
Commitment.  With respect to each Bank, the amount set forth on
Schedule 1.1 hereto as the amount of such Bank's commitment to make Revolving Credit Loans and to participate in the issuance, extension and renewal of Letters of Credit for the account of the Borrower, as the same may be reduced from time to time; or, if such commitment is terminated pursuant to the provisions hereof, zero.
Commitment Fee.  See   2.2.
Commitment Percentage. With respect to each Bank, such Bank's percentage of the aggregate Commitments of all of the Banks.
Compliance Certificate.  See   7.4(c).
Consolidated or consolidated. With reference to any term defined herein, such term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.
Consolidated Net Income (or Deficit).  The consolidated net income
(or deficit) of the Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income or expense.
Consolidated Net Worth. On a consolidated basis, the common stockholders' equity capital plus surplus plus retained earnings, as determined and computed according to GAAP.
Consolidated Total Interest Expense.  For any period, the
aggregate amount of interest required to be paid or accrued by the Borrower and its Subsidiaries during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of Capitalized Leases.
Conversion Request.  A notice given by the Borrower to the Agents of the Borrower's election to convert or continue a Loan in accordance
with   2.7.
Credit Agreement. This Revolving Credit Agreement, including the Schedules and Exhibits hereto, which by this reference are incorporated into and made a part hereof
CSFB.  Credit Suisse First Boston.
Default.  Any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
Delinquent Bank.  See   14.5.3.
Designated Officer.  The chief executive officer, the chief
operating officer and the chief financial officer of the Borrower. Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Borrower, other than dividends payable solely in shares of common stock of the Borrower; the purchase, redemption, or other retirement of any shares of any class of capital stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise; the return of capital by the Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of the Borrower or any of its Subsidiaries (other than to the Borrower or a direct or indirect wholly-owned Subsidiary of the Borrower).
Dollars or $.  Dollars in lawful currency of the United States of
America.
Domestic Lending Office.  Initially, the office of each Bank designated as such in Schedule 1.1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.
Dow Jones Page 3750.  The display designated as page "3750" on the
Dow Jones Market Service (formerly known as the Telerate Service) or such other page as may replace the "3750" page on that service or such other service or services as may be nominated by the British Bankers Association for the purpose of displaying London interbank offered rates for Dollar deposits.
Drawdown Date.  The date on which any Revolving Credit Loan is made or is to be made,  and the date on which any Revolving Credit Loan
is converted or continued in accordance with   2.7, each of which shall
be a Business Day (and, in accordance with Section 2.7, may also be required to be a LIBOR Business Day).
EBITDAR.  For any period, an amount equal to the sum of (i) EBITR plus (ii) depreciation and amortization for such period, in each case, determined in accordance with GAAP.
EBITR.  For any period, an amount equal to the consolidated
earnings (or loss) from the operations of the Borrower and its Subsidiaries for any period, after all expenses and other proper charges but before provision for any income taxes, interest expense, rent or operating lease expense for such period, in each case, determined in accordance with GAAP.
Eligible Assignee.  Any of (i) a commercial bank or finance
company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000, calculated in accordance with GAAP; (ii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with GAAP; (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the United States; (iv) the central bank of any country which is a member of the OECD; (v) funds and investment companies that invest in loans expected to earn interest based on the Base Rate or LIBOR Rate; and (vi) if, but only if an Event of Default has occurred and is continuing, any other bank insurance company, commercial finance company or other financial institution or other Person approved by the Agents, such approval not to be unreasonably withheld.
Employee Benefit Plan.  Any employee benefit plan within the
meaning of   3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.
Environmental Laws.  Any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, each as subsequently amended, or any State or local statute, regulation, ordinance, order or decree relating to health, safety or the environment.
ERISA.  The Employee Retirement Income Security Act of 1974.
ERISA Affiliate.  Any Person which is treated as a single employer
with the Borrower under   414 of the Code.
ERISA Reportable Event.  A "reportable event" with respect to a
Guaranteed Pension Plan within the meaning of   4043 of ERISA and the
regulations promulgated thereunder as to which the requirement of notice has not been waived.
Eurocurrency Reserve Rate.  For any day with respect to a LIBOR
Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation
D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.
Event of Default.  See   12.1.
Event of Loss. With respect to any asset of the Borrower or its Subsidiaries any of the following: (i) any loss, destruction or damage of such asset; (ii) any pending or threatened institution of any proceedings for the condemnation or seizure of such asset or of any right of eminent domain; or (iii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such asset, or confiscation of such asset or requisition of the use of such asset.
Existing Credit Agreement.  The Second Amended and Restated
Revolving Credit Agreement dated as of November 17, 1997, by and among the Borrower, the lenders parties thereto and BankBoston, N.A., as Agent.
Fleet.  Fleet National Bank, a national banking association.
GAAP.  Generally accepted accounting principles as in effect from time to time in the United States. In the event that GAAP changes during the term of this Credit Agreement such that the covenants contained in
Section 9 would be calculated in a different manner or with different components, (a) at the request of the Borrower or the Majority Banks, the parties hereto agree to amend this Credit Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition to substantially the same criteria as were effective prior to such change, and (b) Borrower shall be deemed to be in compliance with the covenants contained in Section 9 during the ninety (90) day period following any such change in GAAP if and to the extent that Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change.
Guaranteed Pension Plan.  Any employee pension benefit plan within
the meaning of   3(2) of ERISA maintained or contributed to by the
Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
Hazardous Substances.  Any hazardous waste, as defined by 42
U.S.C.   6903(5), any hazardous substances as defined by 42 U.S.C.
9601(14), any pollutant or contaminant as defined by 42 U.S.C.
9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws. Indebtedness. All obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto (other than contingent liabilities which have not been quantified in such footnotes), including in any event and whether or not so classified: (i) all debt and similar monetary obligations, whether direct or indirect; (ii) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (iii) all Attributable Debt; and (iv) all guaranties, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.
Indenture. The Indenture dated as of January 15, 1997 between the Borrower and State Street Bank and Trust Company of California, N.A., as trustee.
Intangible Assets.  The value, as stated on the consolidated balance sheet of the Borrower, of all intangible assets of the Borrower as determined and computed in accordance with GAAP.
Interest Payment Date.  (i) As to any Base Rate Loan, the last day of each calendar quarter including the calendar quarter in which the Drawdown Date of such Base Rate Loan occurs; and (ii) as to any LIBOR Rate Loan, the earlier to occur of (A) three months after the making of such LIBOR Rate Loan and (B) the last day of the Interest Period in respect of such LIBOR Rate Loan.
Interest Period. With respect to each Revolving Credit Loan, (i) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request: (A) for any Base Rate Loan, the calendar quarter in which the Drawdown Date for such Base Rate Loan occurs; or (B) for any LIBOR Rate Loan, 1, 2, 3 or 6 months; and (ii) thereafter, each period commencing on the first day immediately succeeding the last day of the immediately preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(a)     if any Interest Period with respect to a LIBOR
Rate Loan would otherwise end on a day that is not a LIBOR
Business Day, that Interest Period shall be extended to the
next succeeding LIBOR Business Day, unless the result of
such extension would be to carry such Interest Period into
another calendar month, in which event such Interest Period
shall end on the immediately preceding LIBOR Business Day;
(b)     if any Interest Period with respect to a Base
Rate Loan would end on a day that is not a Business Day,
that Interest Period shall end on the next succeeding
Business Day;
(c)     if the Borrower shall fail to give notice as
provided in   2.7, the Borrower shall be deemed to have
requested a conversion of the affected LIBOR Rate Loan to a
Base Rate Loan and the continuance of all Base Rate Loans as
Base Rate Loans on the last day of the then current Interest
Period with respect thereto;
(d)     any Interest Period relating to any LIBOR Rate
Loan that begins on the last LIBOR Business Day of a
calendar month (or on a day for which there is no
numerically corresponding day in the calendar month at the
end of such Interest Period) shall end on the last LIBOR
Business Day of a calendar month; and
(e)     any Interest Period that would otherwise extend
beyond the Maturity Date shall end on the Maturity Date.
Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments of a Person outstanding at any particular time: (i) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (ii) there shall be included as an Investment all interest accrued with to Indebtedness constituting an Investment unless and until such interest is paid; (iii) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (iv) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (ii) may be deducted when paid; and (v) there shall not be deducted from the aggregate amount of Investments any decrease in the fair market value thereof.
Issuing Bank.  Fleet, acting as letter of credit issuer for the
Banks.
Issuing Bank Head Office.  The Issuing Bank's head office located at One Federal Street, Boston, Massachusetts, 02110.
Knowledge.  "Knowledge" of Borrower shall mean information which is known to, or should in the ordinary course of such Designated Officer's duties have become known to, a Designated Officer of the Borrower.
Letter of Credit.  See   4.1.1.
Letter of Credit Application.  See   4.1.1.
Letter of Credit Participation.  See   4.1.4.
Leverage Ratio.  The ratio of Total Funded Debt of the Borrower to the Borrower's total EBITDA for the immediately preceding four consecutive quarters, treated as a single accounting period.
LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in
London.
LIBOR Lending Office.  Initially, the office of each Bank
designated as such in Schedule 1.1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining LIBOR Rate Loans.
LIBOR Rate.  For any Interest Period with respect to a LIBOR Rate
Loan, the rate of interest equal to (i) the rate at which Dollar deposits for such Interest Period in an amount approximately equal to the principal amount of such LIBOR Rate Loan are offered based on information presented on Dow Jones Page 3750 as of 11:00 a.m. (London time) on the second LIBOR Business Day prior to the first day of such Interest Period, divided by (B) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable, or (ii) if for any reason Dow Jones Page 3750 is unavailable, the higher of a rate of interest per annum selected by Fleet acting in good faith and a rate of interest per annum selected by CSFB acting in good faith, in each case, at which deposits in Dollars are offered to Fleet or CSFB, as the case may be, in the London interbank market at approximately 11:00 A.M. (London time) two LIBOR Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the LIBOR Rate Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period.
LIBOR Rate Loans.  Revolving Credit Loans bearing interest
calculated by reference to the LIBOR Rate.
LIBOR Spread.  In each case, effective from the date on which the
Agents receive the applicable Compliance Certificate, (i) at any time when the Leverage Ratio calculated as of the end of the previous quarter was less than 1.50, one and one-half percent (1.50%); (ii) at any time when the Leverage Ratio calculated as of the end of the previous quarter was greater than or equal to 1.50 but less than 2.00, one and five-eighths percent (1.625%), (iii) at any time when the Leverage Ratio calculated as of the end of the previous quarter was greater than or equal to 2.00 but less than 2.50, one and three-quarters percent (1.75%), and (iv) at any time when the Leverage Ratio calculated as of the end of the previous quarter was greater than or equal to 2.50, two percent (2.00%). Notwithstanding the foregoing, the LIBOR Spread for the period from the Closing Date until the date on which the Agents receive a Compliance Certificate for the fiscal quarter ending March 31, 1999, shall be fixed at one and five-eighths percent (1.625%).
Lien. Any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien (statutory or other), or other preferential arrangement (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing or any agreement to give any security interest).
Loan Documents. This Credit Agreement, the Letter of Credit Applications, the Letters of Credit, the Collateral Documents and the Notes.
Loan Request.  See   2.6.
Loans.  The Revolving Credit Loans.
Majority Banks.  As of any date, the Banks (excluding any
Delinquent Banks, provided that if the Commitments have been terminated as of such date, any Delinquent Bank shall not be excluded) having Total Percentages aggregating to at least sixty-six and two-thirds percent (66-2/3%) on such date.
Maturity Date.  The second anniversary of the Closing Date,
subject to extension pursuant to Section 3.1.
Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.
Multiemployer Plan.  Any multiemployer plan within the meaning of
  3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.
Net Fixed Assets.  The value of property, plant and equipment required to be reflected on the consolidated balance sheet of the Borrower in accordance with GAAP, minus accumulated depreciation as of any date of determination of Net Fixed Assets.
"Net Issuance Proceeds" means, when used in respect of any
issuance of any debt or equity securities of the Borrower or any Subsidiary, the gross proceeds received by the Borrower or such Subsidiary from such issuance less all direct costs and expenses incurred or to be incurred, and all federal, state, local and foreign taxes assessed or to be assessed, in connection therewith.
Notes.  The Revolving Credit Notes.
Obligations.  All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Banks and the Agents, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Applications, Letters of Credit, or other instruments at any time evidencing any thereof.
Outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.
PBGC.  The Pension Benefit Guaranty Corporation created by   4002
of ERISA and any successor entity or entities having similar responsibilities.
Permitted Acquisition.  The acquisition by the Borrower of a majority of the voting ownership interests in an entity (provided, that if Borrower is acquiring less than all such interests in an entity, the acquisition will not be a Permitted Acquisition unless the Agents shall have approved the transaction), in connection with which all of the following conditions are met: (i) the total cash portion of the purchase price for such acquisition, regardless of when paid, when aggregated with the cash portions of the purchase prices for any other acquisitions consummated by the Borrower during the period beginning on the Closing Date and ending on the Maturity Date, does not exceed $50,000,000; (ii) the aggregate total fair market value of the consideration paid in connection with all such acquisitions, regardless of how paid and when due and determined as of the date of consummation of the acquisition, does not exceed $100,000,000 for all acquisitions to be consummated in any given twelve-month period; (iii) in the event any such acquisition involves a merger to which the Borrower is a party, the Borrower is the surviving entity; (iv) the entity acquired is primarily engaged in the same, a related, or a similar, line of business as the Borrower; (v) after giving effect to such acquisition on a pro forma basis, the Borrower is in compliance with the covenants set forth in Section 9 hereof, as demonstrated by submission of a pro forma Compliance Certificate; (vi) at the time of such acquisition, no Default or Event of Default has occurred and is continuing; (vii) the Borrower's acquisition of such entity is being accomplished with the cooperation and consent of the management of, the board of directors (if any) of, the managing member (if any) of, and the requisite majority, if required, of holders of ownership interests in, the acquired entity, and
(viii) such acquisition has been approved by Borrower's board of directors.
Permitted Liens.  Liens, security interests and other encumbrances
permitted by   8.2.
Permitted New Subordinated Debt.  Unsecured subordinated
Indebtedness of the Borrower as to which the following conditions are satisfied: (i) the terms and conditions governing the subordination of such Indebtedness are no less favorable to the Banks (as determined by the Agents) than those governing the Borrower's Subordinated Debt; (ii) the coupon applicable to such subordinated Indebtedness does not exceed twelve percent (12%) per annum; (iii) no principal payments in respect of such subordinated Indebtedness are required until after the Maturity Date; (iv) the terms of such subordinated Indebtedness specify that under no circumstances may such subordinated Indebtedness become due and payable prior to the Maturity Date, provided that this clause (iv) shall not prohibit the acceleration of the maturity of such Subordinated Indebtedness in accordance with the terms thereof if any and all payments in respect of such subordinated Indebtedness made as a result of such acceleration are made directly to the Agents for the benefit of the Banks, to the extent required pursuant to the subordination provisions of the Indenture and the Subordinated Notes and (v) the terms of such subordinated Indebtedness are otherwise satisfactory to the Agents (in their reasonable discretion), including with respect to payment blockage periods in favor of the Agents and the Banks.
Person.  Any individual, corporation, partnership, trust,
unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof. Preferred Stock. As applied to the capital stock of any Person, the capital stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of such Person.
Real Estate.  All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries. Recapitalization Agreement. The Recapitalization Agreement, dated as of October 31, 1995, among the Borrower and each of the investors listed on Exhibit A thereto.
Record.  The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Loan referred to in such Note.
Reimbursement Obligation.  The Borrower's obligation to reimburse the Issuing Bank and the Banks on account of any drawing under any
Letter of Credit as provided in   4.2.
Restricted Payments.  In relation to the Borrower and its
Subsidiaries, any (a) Distribution or (b) payment or prepayment by the Borrower or any of its Subsidiaries to any Affiliate of the Borrower other than payments to Affiliates for goods and services in the ordinary course of business on terms equivalent to those obtainable in arms'- length transactions.
Revolving Credit Loans.  Revolving credit loans made or to be made
by the Banks to the Borrower pursuant to   2.
Revolving Credit Note Record.  A Record with respect to a
Revolving Credit Note.
Revolving Credit Notes.  See   2.4.
Sale/Leaseback Transaction.  An arrangement relating to property now owned or hereafter acquired whereby the Borrower or a direct or indirect Subsidiary of the Borrower transfers such property to a Person and the Borrower or a direct or indirect Subsidiary of the Borrower leases it from such Person, including without limitation contingent obligations with respect to "off balance sheet" or "synthetic" leases (i.e. leases where for tax purposes the lessee is treated as the owner of the leased property but for GAAP purposes the lease is treated as an operating lease and the lessor is treated as the owner of the leased property), other than (a) leases between the Borrower and a direct or indirect Subsidiary of the Borrower or between any direct or indirect Subsidiaries of the Borrower and (b) such arrangements if the property so transferred is personal property and is transferred to such Person within ninety (90) days of the original acquisition thereof and is leased from such Person pursuant to an operating lease.
Security Agreement.  The Security Agreement between the Borrower, on the one hand, and the Agents, on the other, in substantially the form of Exhibit E.
Solvent.  See   6.4.2.
Subordinated Debt. Indebtedness of the Borrower in respect of the Subordinated Notes that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by the terms of the Indenture and the Subordinated Notes. Subordinated Debt Documents. The Subordinated Notes and the
Indenture.
Subordinated Notes.  The convertible Subordinated Notes due 2004 issued by the Borrower pursuant to the Indenture.
Subsidiary.  Any corporation, association, trust, or other
business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.
Tangible Net Worth. At any date of determination thereof, on a consolidated basis, Borrower's Consolidated Net Worth, less all Intangible Assets.
Total Commitment.  The sum of the Commitments of the Banks, as in
effect from time to time, provided that the initial Total Commitment shall be Fifty Million Dollars ($50,000,000).
Total Funded Debt. All Indebtedness of the Borrower and its Subsidiaries for borrowed money, purchase money Indebtedness and with respect to Capitalized Leases (excluding, in each case, Indebtedness in respect of Letters of Credit which have been issued by the Issuing Bank to credit enhance funded Indebtedness), determined on a consolidated basis in accordance with GAAP.
Total Liabilities.  The total liabilities of a Person that would be required to be reflected on such Person's balance sheet in accordance with GAAP.
Total Percentage. With respect to each Bank, the portion of the Commitment (or, if the Commitments are terminated, Revolving Credit Loans, Letter of Credit Participations in Unpaid Reimbursement Obligations and participating interests in the risk relating to outstanding Letters of Credit) held by such Bank as a percentage of the greater of (i) the Total Commitment and (ii) the outstanding principal amount of the Revolving Credit Loans, Unpaid Reimbursement Obligations and the Maximum Drawing Amount.
Type.  As to any Revolving Credit Loan, its nature as a Base Rate
Loan or a LIBOR Rate Loan.
UCC.  The Uniform Commercial Code of the jurisdiction the law of which governs the Loan Document in which such term is used or the attachment, perfection or priority of the Lien on any Collateral. Uniform Customs. With respect to any Letter of Credit, the
Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Issuing Bank in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.
Unpaid Reimbursement Obligation.  Any Reimbursement Obligation for
which the Borrower does not reimburse the Issuing Bank and the Banks on
the date specified in, and in accordance with,   4.2.
Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.
1.2.    Rules of Interpretation.
(a)     A reference to any document or agreement shall
include such document or agreement as amended, modified or
supplemented from time to time in accordance with its terms
and the terms of this Credit Agreement.
(b)     The singular includes the plural and the plural
includes the singular.
(c)     A reference to any law includes any amendment or
modification to such law.
(d)     A reference to any Person includes its permitted
successors and permitted assigns.
(e)     Accounting terms not otherwise defined herein
have the meanings assigned to them by GAAP, applied on a
consistent basis, by the accounting entity to which they
refer.
(f)     The words "include", "includes" and "including"
are not limiting.
(g)     All terms not specifically defined herein or by
GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of California, have the meanings
assigned to them therein, with the term "instrument" being
that defined under Article 9 of the Uniform Commercial Code.
(h)     Reference to a particular " " refers to that
section of this Credit Agreement unless otherwise indicated.
(i)     The words "herein", "hereof", "hereunder" and
words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of
this Credit Agreement.
2.      THE REVOLVING CREDIT FACILITY.
2.1. Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Maturity Date upon
notice by the Borrower to the Agents given in accordance with   2.6,
such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment minus such Bank's Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the Total Commitment. The Revolving Credit Loans shall be made pro rata in accordance with each Bank's Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower
that the conditions set forth in   11 have been satisfied on the date of
such request.
2.2.    Commitment Fee.  The Borrower agrees to pay to the Agents
for the respective accounts of the Banks in accordance with their respective Commitment Percentages a Commitment Fee (each a "Commitment Fee" and, in the aggregate, the "Commitment Fee") calculated as follows:
(a) for the period from the Closing Date until the date on which the Agents receive a Compliance Certificate for the fiscal quarter ending March 31, 1999, thirty-seven and one-half basis points (0.375%), and (b) in each case effective from the date on which the Agents receive the applicable Compliance Certificate: (i) at any time when the Leverage Ratio calculated as of the end of the previous quarter was less than 1.50, thirty-two and one-half basis points (0.325%); (ii) at any time when the Leverage Ratio calculated as of the end of the previous quarter was greater than or equal to 1.50 but less than 2.00, thirty-seven and one-half basis points (0.375%); (iii) at any time when the Leverage Ratio calculated as of the end of the previous quarter was greater than or equal to 2.00 but less than 2.50, forty-two and one-half basis points (0.425%); and (iv) at any time when the Leverage Ratio calculated as of the end of the previous quarter was greater than or equal to 2.50, fifty-five basis points (0.55%); in each case calculated on the average daily amount during each calendar quarter, or such shorter period as may exist from the Closing Date to the first immediately succeeding end of a calendar quarter or from the end of the final calendar quarter occurring prior to the Maturity Date until the Maturity Date, by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Revolving Credit Loans during such calendar quarter. The Commitment Fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the earlier to occur of (i) the Maturity Date and (ii) any earlier date on which the Commitments shall terminate pursuant hereto.
2.3. Reduction of Total Commitment. The Borrower shall have the right, at any time and from time to time, upon three (3) Business Days' prior written notice to the Agents, to reduce by $5,000,000 or an integral multiple thereof, or terminate entirely, the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this
  2.3, the Agents will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agents for the respective accounts of the Banks the full amount of any Commitment Fee then accrued on the amount of the reduction, plus any amounts due under Section 3.2 and 3.3.2 hereof. No reduction or termination of the Commitments may be reinstated.
2.4.    The Revolving Credit Notes.  The Revolving Credit Loans
shall be evidenced by separate promissory notes of the Borrower, each in substantially the form of Exhibit A hereto (each a "Revolving Credit Note"), dated the Closing Date (or such other date on which a Bank may
become a party hereto pursuant to   18 hereof) and completed with
appropriate insertions. One Revolving Credit Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Bank plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Bank's Revolving Credit Note, an appropriate notation on such Bank's Revolving Credit Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such Bank's Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.
2.5.    Interest on Revolving Credit Loans.  Except as otherwise
provided in   5.10,
(a)     Each Base Rate Loan shall bear interest for the
period commencing with the Drawdown Date thereof and ending
on the last day of the Interest Period with respect thereto
at a rate per annum equal to the Base Rate plus twenty-five
basis points (0.25%);
(b)     Each LIBOR Rate Loan shall bear interest for the
period commencing with the Drawdown Date thereof and ending
on the last day of the Interest Period with respect thereto
at the rate per annum equal to the LIBOR Rate determined for such Interest Period plus the applicable LIBOR Spread;
(c)     The Borrower promises to pay interest on each
Revolving Credit Loan, in arrears, on each Interest Payment
Date with respect thereto.
2.6.    Requests for Revolving Credit Loans.  The Borrower shall
give to the Agents written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Revolving Credit Loan requested hereunder (a "Loan Request") no later than 2:00 p.m. (New York City time) (i) on the proposed Drawdown Date of any Base Rate Loan and (ii) three (3) LIBOR Business Days prior to the proposed Drawdown Date of any LIBOR Rate Loan. Each such notice shall specify (A) the aggregate principal amount of the Revolving Credit Loans requested, (B) the proposed Drawdown Date of such Revolving Credit Loans, (C) in the case of LIBOR Rate Loans, the Interest Period for such Revolving Credit Loans, and (D) the Type of such Revolving Credit Loans. Promptly upon receipt of any such notice, the Agents shall notify each of the Banks thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loans requested from the Banks on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of $1,000,000 or an integral multiple thereof.
2.7.    Conversion Options.
2.7.1.  Conversion to Different Type of Revolving Credit
Loan. The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agents at least one (1) Business Day's prior written notice of such election; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agents at least three (3) LIBOR Business Days' prior written notice of such election; (iii) with respect to any such conversion of a LIBOR Rate Loan into a Base Rate Loan, such conversion shall only be made at the end of business on the last day of the Interest Period with respect thereto; (iv) no more than six (6) different Interest Rate Periods in respect of LIBOR Rate Loans may be in effect at any time; and (v) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Each Conversion Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.
2.7.2.  Continuation of Revolving Credit Loan.  Any
Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions
contained in   2.7.1; provided that no LIBOR Rate Loan may be continued
as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan at the end of business on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agents active in respect of the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any LIBOR Rate Loan as such, then such LIBOR Rate Loan shall be automatically converted to a Base Rate Loan at the end of business on the last day of the first Interest Period relating thereto. The Agents shall notify the Banks promptly when any such automatic conversion contemplated by this
  2.7.2 is scheduled to occur.
2.8.    Funds for Revolving Credit Loan.
2.8.1.  Funding Procedures.  Not later than 3:00 p.m.
(New York City time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Banks will make available to the CSFB or Fleet, as the case may be, in its capacity as Agent, at its Head Office, in immediately available funds, the amount of such Bank's Commitment Percentage of the aggregate amount of the requested Revolving Credit Loans. Upon receipt from each Bank of such amount, and upon receipt of
the documents required by    10 and 11 and the satisfaction of the other
conditions set forth therein, to the extent then applicable, the Agents will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agents by the Banks. The failure or refusal of any Bank to make available to the Agents at the aforesaid time and place on any Drawdown Date the amount equal to its Commitment Percentage of the aggregate amount of the requested Revolving Credit Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agents the amount equal to such other Bank's Commitment Percentage of the aggregate amount of any requested Revolving Credit Loans.
2.8.2.  Advances by Agents.  The Agents may, unless
notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to either CSFB or Fleet, in its capacity as Agent, on such Drawdown Date the amount equal to such Bank's Commitment Percentage of the aggregate Revolving Credit Loans to be made on such Drawdown Date, and the Agents may (but shall not be required
to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to either CSFB or Fleet, in its capacity as Agent, such amount on a date after such Drawdown Date, such Bank shall pay to CSFB or Fleet, as the case may be, in its capacity as Agent, on demand, an amount equal to the product of
(i) the average computed for the period referred to in clause (iii) of this sentence, of the weighted average interest rate paid by CSFB or Fleet, as the case may be, in its capacity as Agent, for federal funds acquired by such Agent during each day included in such period, times
(ii) the amount equal to such Bank's Commitment Percentage of such Revolving Credit Loans, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount equal to such Bank's Commitment Percentage of such Revolving Credit Loans shall become immediately available to CSFB or Fleet, as the case may be, in its capacity as Agent, and the denominator of which is 365. A statement of either Agent submitted to such Bank with respect to any amounts owing under this
  2.8.2 shall be prima facie evidence of the amount due and owing to such Agent by such Bank. If the amount equal to such Bank's Commitment Percentage of such Revolving Credit Loans is not made available to either CSFB or Fleet, in its capacity as Agent, by such Bank within three (3) Business Days following such Drawdown Date, the Agents shall be entitled to recover (a) such amount from the Banks (excluding the Delinquent Bank) on a pro rata basis up to each Bank's Commitment Percentage of such amount); provided that in no event shall any Bank be required to advance more than the difference between such Bank's Commitment in effect at such time minus the sum equal to its Commitment Percentage of (i) all Revolving Credit Loans then outstanding, plus
(ii) the Maximum Drawing Amount plus (iii) all Unpaid Reimbursement Obligations and (b) from the Borrower on demand any amount not recovered pursuant to the foregoing clause (a), with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.
3.      REPAYMENT OF THE REVOLVING CREDIT LOANS.
3.1.    Maturity
(a)     The Borrower promises to pay on the Maturity
Date, and there shall become absolutely due and payable on
the Maturity Date, all of the Revolving Credit Loans
outstanding on such date, together with any and all accrued
and unpaid interest thereon.
(b)     The Borrower may give written notice to the
Banks (through the Agents) at least 60 days prior to the
Maturity Date then in effect that it requests the Agents and the Banks to extend the Maturity Date for an additional one
year period.  The Banks and the Agents may grant or reject
such request in their sole discretion, and the Borrower
acknowledges that there is no commitment or understanding
that the Maturity Date will be extended.  If such request is granted by the Agents and all of the Banks, the Maturity
Date then in effect shall be so extended, subject to such
changed terms and payment of such fee (if any) as shall have been agreed upon by the Borrower, the Banks and the Agents.
3.2.    Mandatory Repayments of Revolving Credit Loans.  If at any
time the sum of the outstanding amount of the Revolving Credit Loans, the Maximum Drawing Amount, and all Unpaid Reimbursement Obligations exceeds the amount of the Total Commitment, then the Borrower shall immediately and without demand therefor pay the amount of such excess to the Agents for the respective accounts of the Banks for application: first, to any Unpaid Reimbursement Obligations; second to the Revolving Credit Loans; and third to provide to the Agents cash collateral for
Reimbursement Obligations as contemplated by    4.2(b) and (c). Each
payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to each Unpaid Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.
3.3.    Optional Repayments of Revolving Credit Loans.
3.3.1.  Repayments of Base Rate Loans.  The Borrower
shall have the right, at its election, to repay the outstanding amount of the Base Rate Loans, as a whole or in part, at any time without penalty or premium. The Borrower shall give the Agents, no later than 2:00 p.m. (New York City time) on the proposed prepayment date, prior
written notice of any proposed repayment pursuant to this   3.3.1 of
such Base Rate Loans, specifying the proposed date of repayment of Base Rate Loans and the principal amount to be repaid. Accrued but unpaid
interest on amounts repaid pursuant to this   3.3.1 shall be payable on
the next-occurring Interest Payment Date in accordance with   2.5(c).
Each such repayment of Base Rate Loans shall be in an integral multiple of $1,000,000 and shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.
3.3.2.  Prepayment of LIBOR Loans.  The Borrower shall
have the right, at its election, to prepay the outstanding amount of any LIBOR Rate Loans, as a whole or in part, at any time, provided that any full or partial prepayment of the outstanding amount of any LIBOR Rate
Loans pursuant to this   3.3.2 made on any day other than the last day
of the Interest Period relating thereto shall be accompanied by tender of all costs incurred by the Agents and the Banks as a result thereof, including reasonable costs of redeployment of funds. The Borrower shall give the Agents, no later than 2:00 p.m. (New York City time), at least three (3) LIBOR Business Days' notice of any proposed prepayment
pursuant to this   3.3.2 of LIBOR Rate Loans, specifying the proposed
date of prepayment and the principal amount to be prepaid. Each such prepayment of the LIBOR Rate Loans shall be in an integral multiple of $1,000,000, shall be accompanied by the payment of costs, as described
in this   3.3.2, and of accrued but unpaid interest on the principal prepaid to the date of prepayment. Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.
4.      LETTERS OF CREDIT
4.1.    Letter of Credit Commitments.
4.1.1.  Commitment to Issue Letters of Credit.  Subject
to the terms and conditions hereof and the execution and delivery by the Borrower of a fully-completed and executed letter of credit application on the Issuing Bank's customary form (a "Letter of Credit Application"), the Issuing Bank on behalf of the Banks and in reliance upon the
agreement of the Banks set forth in   4.1.4 and upon the representations
and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby or documentary letters of credit (individually, a "Letter of Credit"), in such form as may be requested from time to time by the Borrower and agreed to by the Issuing Bank; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $10,000,000 at any one time and (b) the sum of (i) the Maximum Drawing Amount, (ii) all Unpaid Reimbursement Obligations, and (iii) the amount of all Revolving Credit Loans outstanding shall not exceed the Total Commitment. Upon receipt of a Letter of Credit Application, the Issuing Bank shall notify the Agents of such request for the issuance, extension or renewal of a Letter of Credit, and the Agents shall confirm to the Issuing Bank that after giving effect to such request, the sum of the Maximum Drawing Amount of all Unpaid Reimbursement Obligations plus all outstanding Revolving Credit Loans does not exceed the Total Commitment. Notwithstanding the foregoing, the Issuing Bank shall have no obligation to issue any Letter of Credit to support or secure any Indebtedness of the Borrower or any of its Subsidiaries to the extent that such Indebtedness was incurred prior to the proposed issuance date of such Letter of Credit, unless in any such case the Borrower demonstrates to the satisfaction of the Issuing Bank that (x) such prior incurred Indebtedness was then fully-secured by a perfected and unavoidable security interest in collateral provided by the Borrower or such Subsidiary to the proposed beneficiary of such Letter of Credit or (y) such prior incurred Indebtedness was then secured or supported by a letter of credit issued for the account of the Borrower or such Subsidiary and the reimbursement obligation with respect to such letter of credit was fully-secured by a perfected and unavoidable security interest in collateral provided to the issuer of such letter of credit by the Borrower or such Subsidiary. The Issuing Bank shall not issue any Letter of Credit if it is aware that one or more of the applicable conditions precedent set forth in Section 11 are not then satisfied, or if it has received written notice from the Majority Lenders that one or more of the applicable conditions precedent set forth in Section 11 are not then satisfied (provided that the delivery and receipt of such written notice shall not limit, affect or modify the Banks' obligations in respect of unpaid reimbursement obligations under Letters of Credit issued prior to the receipt of such
notice, as specified in   4.1.4).
4.1.2.  Letter of Credit Applications.  Each Letter of
Credit Application shall be completed to the satisfaction of the Issuing Bank. In the event that any provision of a Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provision of this Credit Agreement shall, to the extent of any such inconsistency, govern.
4.1.3.  Terms of Letters of Credit.  Each Letter of
Credit issued, extended or renewed hereunder shall, among other things,
(i) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (ii) have an expiry date no later than the date which is fourteen (14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Maturity Date. Without limiting the generality of clause (ii) of the immediately preceding sentence, each documentary Letter of Credit issued, extended or renewed hereunder shall have an expiry date not later than three hundred sixty (360) days after the date of its issuance, extension or renewal. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.
4.1.4.  Reimbursement Obligations of Banks.  Each Bank
severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank's Commitment Percentage, to reimburse the Issuing Bank on demand for the amount of each draft paid by the Issuing Bank under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to
4.2 (such agreement for a Bank being called herein the "Letter of Credit Participation" of such Bank).
4.1.5.  Participations of Banks.  Each such payment made
by a Bank shall be treated as the purchase by such Bank of a participating interest in the Borrower's Reimbursement Obligation under
  4.2 in an amount equal to such payment. Each Bank shall share in accordance with its participating interest in any interest which accrues
pursuant to   4.2.
4.2.    Reimbursement Obligation of the Borrower.  In order to
induce the Issuing Bank to issue, extend and renew each Letter of Credit and the Banks to participate therein, the Borrower hereby agrees to reimburse or pay to the Issuing Bank, for the account of the Issuing Bank or (as the case may be) the Banks, with respect to each Letter of Credit issued, extended or renewed by the Issuing Bank hereunder,
(a)     except as otherwise expressly provided in
4.2(b) and (c), on each date that any draft presented under
such Letter of Credit is honored by the Issuing Bank, or the
Issuing Bank otherwise makes a payment with respect thereto,
(i) the amount paid by the Issuing Bank under or with
respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever
incurred by the Issuing Bank or any Bank in connection with
any payment made by the Issuing Bank or any Bank under, or
with respect to, such Letter of Credit,
(b)     upon the reduction (but not termination) of the
Total Commitment to an amount less than the Maximum Drawing
Amount, an amount equal to such difference, which amount
shall be held by the Issuing Bank for the benefit of the
Banks and the Issuing Bank as cash collateral for all
Reimbursement Obligations (provided that notwithstanding the availability of such cash collateral, the Maximum Drawing
Amount of all outstanding letters of credit shall constitute a use of the Total Commitment, regardless of any reduction
thereof), and
(c)     upon the termination of the Total Commitment, or
the acceleration of the Reimbursement Obligations with
respect to all Letters of Credit in accordance with   12, an
amount equal to the then Maximum Drawing Amount, which
amount shall be held by the Issuing Bank for the benefit of
the Banks and the Issuing Bank as cash collateral for all
Reimbursement Obligations.
Each such payment shall be made to the Issuing Bank at the Issuing Bank's Head Office in immediately available funds. Interest on any and
all amounts remaining unpaid by the Borrower under this   4.2 at any
time from the date such amounts become due and payable (whether as
stated in this   4.2, by acceleration or otherwise) until payment in
full (whether before or after judgment) shall be payable to the Issuing
Bank on demand at the rate specified in   5.10 for overdue principal on
the Revolving Credit Loans.
4.3.    Letter of Credit Payments.  If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Issuing Bank shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the
Borrower fails to reimburse the Issuing Bank as provided in   4.2 on or
before the date that such draft is paid or other payment is made by the Issuing Bank the Issuing Bank may at any time thereafter notify the Banks of the amount of any such Unpaid Reimbursement Obligation. No later than 11:00 a.m. (California time) on the Business Day next following the receipt of such notice, each Bank shall make available to the Issuing Bank, at the Issuing Bank's Head Office, in immediately available funds, such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) of this sentence, of the weighted average interest rate paid by the Issuing Bank for federal funds acquired by the Issuing Bank during each day included in such period, times (ii) the amount equal to such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, times
(iii) a fraction, the numerator of which is the number of days that elapse from and including the date the Issuing Bank paid the draft presented for honor or otherwise payment to the date on which such Bank's Commitment Percentage of such Unpaid Reimbursement obligation shall become immediately available to the Issuing Bank, and the denominator of which is 365. The responsibility of the Issuing Bank to the Borrower and the Banks shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.
4.4.    Obligations Absolute.  The Borrower's obligations under this
  4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Bank, any Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the Agents, the Issuing Bank and the Banks that the Issuing Bank and the Banks shall not be responsible for, and
the Borrower's Reimbursement Obligations under   4.2 shall not be
affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Issuing Bank and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Issuing Bank or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Issuing Bank or any Bank to the Borrower.
4.5.    Reliance by Issuer.  To the extent not inconsistent with
4.4, the Issuing Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Bank. The Issuing Bank shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.
4.6. Letter of Credit Fee. The Borrower shall pay a fee (in each case, a "Letter of Credit Fee") to the Issuing Bank (i) in respect of each standby Letter of Credit, equal to the LIBOR Spread in effect on the date of such issuance, of the face amount of such standby Letter of Credit plus the Issuing Bank's issuance fee equal to one-eighth of one percent (1/8%) per annum of the face amount of such standby Letter of Credit; and (ii) in respect of each documentary Letter of Credit, equal to the Issuing Bank's customary fees for such Letter of Credit at such time plus, in each case, the Issuing Bank's customary amendment and other administrative processing fees, such Letter of Credit Fee (but not such issuance, amendment or administrative fees) to be for the accounts of the Banks in accordance with their respective Commitment Percentages. Such Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Maturity Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Maturity Date (or such later expiration date), and, during the existence of any Event of Default, such letter of credit fees shall be paid on demand of the Agents at the request or with the consent of the Majority Banks. Nothing herein shall
(A) effect any change in the Letter of Credit Fee paid in connection with any Letters of Credit issued pursuant to the Original Credit Agreement that are outstanding on the Closing Date or (B) require any adjustment to any Letter of Credit Fee as a result of any subsequent change in the LIBOR Spread. If any existing Letters of Credit of the type described in clause (A) above are extended or renewed, the Letter of Credit Fee for such extension or renewal shall be calculated pursuant
to this   4.6.
5.      CERTAIN GENERAL PROVISIONS.
5.1. Fees. The Borrower shall pay to the Agents certain fees in accordance with that certain letter agreement between the Borrower, on the one hand, and the Agents, on the other, dated as of the date hereof.
5.2.    Funds for Payments.
5.2.1.  Payments to Agents.  All payments of principal,
interest, Reimbursement Obligations, Commitment Fees, Letter of Credit Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agents, for the respective accounts of the Banks and the Agents, at the Agents' Head Office or at such other location that the Agents may from time to time designate, in each case in immediately available funds. Without limiting the generality of the preceding sentence, whenever payment of any amount is to be made hereunder or under any other Loan Document to the Agents by the Borrower for the respective accounts of the Banks, the Borrower shall pay one-half of such amount to Fleet, in its capacity as Agent, and one-half of such amount to CSFB, in its capacity as Agent.
5.2.2.  No Offset. etc.  All payments by the Borrower
hereunder or under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of, and without deduction for, any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agents, for the respective accounts of the Banks or (as the case may be) the Agents, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agents to receive the same net amount which the Banks or the Agents would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agents certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.
5.2.3.  Withholding Forms.
(a)     Each Bank that is organized under the laws of a
jurisdiction outside the United States hereby agrees that,
if and to the extent it is legally able to do so and has not already done so, it shall, prior to the date of the first
payment by the Borrower hereunder to be made to such Bank or for such Bank's account, deliver to the Borrower and the
Agents, as applicable, such certificates, documents or other evidence, as and when required by the Code or Treasury
Regulations issued pursuant thereto, including two (2) duly
completed originals of Internal Revenue Service Form 1001 or
Form 4224 and any other certificate or statement of
exemption required by Treasury Regulations, or any
subsequent versions thereof or successors thereto, properly
completed and duly executed by such Bank establishing that
with respect to payments of principal, interest or fees
hereunder it is (i) not subject to United States federal
withholding tax under the Code because such payment is
effectively connected with the conduct by such Bank of a
trade or business in the United States or (ii) totally
exempt from United States federal withholding taxes under a
provision of an applicable tax treaty or, in the case of a
Bank that is not a "bank" under Section 881(c) of the Code,
a Form W-8 and a certificate stating that such Bank is not a
"bank" within the meaning of the aforementioned Code
section.
(b)     The Borrower shall not be required to pay any
additional amounts to any Bank pursuant to this   5.2, if
(i) the obligation to pay such additional amounts would not
have arisen but for a failure by such Bank to deliver the
forms contemplated by this   5.2.3; or (ii) the Bank is not
eligible for complete exemption from United States federal
withholding tax with respect to payments of interest,
principal or fees under this Credit Agreement or under any
of the other Loan Documents, other than by reason of any
change, after the Initial Date, of any applicable law,
treaty or regulations by any governmental authority or other agency charged with the interpretation or administration
thereof.  For purposes of this   5.2.3, the term "Initial
Date" shall mean, with respect to any Bank which is a party
hereto on the date hereof, the date hereof, and with respect to each assignee or transferee of any Bank, the date of the
grant of the participation in, or transfer or assignment of
an interest hereunder to, such assignee or transferee.
(c)     If at any time any Bank makes any changes
necessitating a new Form 4224 or Form 1001 or Form W-8, if
applicable, it shall:
(i)     with reasonable promptness deliver to the
Borrower in replacement for, or in addition to, the forms
previously delivered by it hereunder, two completed
originals of Form 1001 or Form 4224 or Form W-8, as
appropriate, in each case properly completed and duly
executed by such Bank establishing that such Bank is on the
date of delivery thereof entitled to receive payments of
principal, interest and fees under this Credit Agreement
free from withholding of United States Federal income tax;
(ii)    before or promptly after the occurrence of
any event (including the passing of time but excluding any
event mentioned in (i) above) requiring a change in the most recent Form 4224, Form 1001, or, as the case may be, Form W-
8 previously delivered by such Bank and if the delivery of
the same be lawful, deliver to the Borrower two completed
originals of Form 4224, Form 1001, or, as the case may be,
Form W-8 in replacement for the forms previously delivered
by the relevant Bank in each case properly completed and
duly executed; and
(iii)   promptly upon the Borrower's reasonable
request, deliver to the Borrower such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to
establish such Banks tax status for withholding purposes.
(d)     If the Borrower is required to pay any
additional amounts to any Bank on account of required
withholdings pursuant to this   5.2.3, then such Bank shall
use its reasonable best efforts (consistent with legal and
regulatory restrictions) to change the jurisdiction of its
lending office so as to minimize any additional payments
which may thereafter accrue; provided, that no Bank shall be required to change its lending office if such change would
be, in the sole judgment of such Bank, otherwise
disadvantageous to such Bank.
5.3.    Computations.  All computations of interest on the Loans and of Commitment Fees, Letter of Credit Fees or other fees shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Revolving Credit Note Records from time to time shall be considered correct and binding on the Borrower absent manifest error.
5.4.    Inability to Determine LIBOR Rate.  In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agents shall determine or be notified by the Majority Banks that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period, the Agents shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (i) any Loan Request or Conversion Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Banks to make LIBOR Rate Loans shall be suspended until the Agents or the Majority Banks determine that the circumstances giving rise to such suspension no longer exist, whereupon the Agents or, as the case may be, the Agents upon the instruction of the Majority Banks, shall so notify the Borrower and the Banks.
5.5.    Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain LIBOR Rate Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (i) the commitment of such Bank to make LIBOR Rate Loans or convert Loans of another Type to LIBOR Rate Loans shall forthwith be suspended and (ii) such Bank's Revolving Credit Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Agents for the account of such Bank upon demand by such Bank any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in
making any conversion in accordance with this   5.5, including any
interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.
5.6.    Additional Costs, etc.  If after the date hereof any present or future applicable law, which term, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or either Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:
(a)     subject any Bank or either Agent to any tax,
levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other
Loan Documents, any Letters of Credit, such Bank's
Commitment or the Loans (other than taxes based upon or
measured by the income or profits of such Bank or such
Agent), or
(b)     materially change the basis of taxation (except
for changes in taxes on income or profits) of payments to
any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank or either Agent under
this Credit Agreement or any of the other Loan Documents, or
(c)     impose or increase or render applicable (other
than to the extent specifically provided for elsewhere in
this Credit Agreement) any special deposit, reserve,
assessment, liquidity, capital adequacy or other similar
requirements (whether or not having the force of law)
against assets held by, or deposits in or for the account
of, or loans by, or letters of credit issued by, or
commitments of an office of any Bank, or
(d)     impose on any Bank or either Agent any other
conditions or requirements with respect to this Credit
Agreement, the other Loan Documents, any Letters of Credit,
the Loans, such Bank's Commitment, or any class of loans,
letters of credit or commitments of which any of the Loans,
the Letters of Credit or such Bank's Commitment forms a
part, and the result of any of the foregoing is
(i)     to increase the cost to any Bank of
making, funding, issuing, renewing, extending or maintaining any of the Loans or such Bank's Commitment or any Letter of
Credit, or
(ii)    to reduce the amount of principal,
interest, Reimbursement Obligation or other amount payable
to such Bank or either Agent hereunder on account of such
Bank's Commitment, any Letter of Credit or any of the Loans,
or
(iii)   to require such Bank or either Agent to
make any payment or to forgo any interest or Reimbursement
Obligation or other sum payable hereunder, the amount of
which payment or forgone interest or Reimbursement
Obligation or other sum is calculated by reference to the
gross amount of any sum receivable or deemed received by
such Bank or such Agent from the Borrower hereunder,
then, and in each such case, the Borrower will, upon demand made by such Bank or (as the case may be) such Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or such Agent such additional amounts as would be sufficient to compensate such Bank or such Agent for such additional cost, reduction, payment or forgone interest or Reimbursement Obligation or other sum.
5.7.    Capital Adequacy.  If after the date hereof any Bank or
either Agent determines that (i) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (ii) compliance by such Bank or such Agent or any corporation controlling such Bank or such Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank's or such Agent's commitment with respect to any Loans to a level below that which such Bank or such Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or such Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Bank or (as the case may be) such Agent to be material, then such Bank or such Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower and such Bank shall thereafter attempt to negotiate in good faith, within thirty (30) days after the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Bank in light of these circumstances. If the Borrower and such Bank are unable to agree to such adjustment within thirty (30) days after the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable to such Bank hereunder shall increase by an amount that will, in such Bank's reasonable determination, provide adequate compensation. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.
5.8.    Certificate.  A certificate setting forth any additional
amounts payable pursuant to   5.6 or   5.7 and a brief explanation of
such amounts which are due, submitted by any Bank or the Agents to the Borrower, shall constitute prima facie evidence that such amounts are due and owing.
5.9.    Indemnity.  The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Bank may sustain or incur as a consequence of (i) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (ii) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating
thereto in accordance with   2.6 or   2.7 or (iii)  the making of any
payment of a LIBOR Rate Loan or the making of any conversion of any such LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.
5.10.   Interest After Default.  Overdue principal and (to the
extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the interest rate then otherwise applicable to such Loans hereunder until such amount shall be paid in full (after as well as before judgment).
6.      REPRESENTATIONS AND WARRANTIES
As of the date of this Agreement, the Closing Date, each Drawdown
Date, and the date of the issuance, extension, or renewal of any Letter of Credit, the Borrower represents and warrants to each of the Banks and the Agents as follows:
6.1.    Corporate Authority.
6.1.1.  Incorporation: Good Standing.  Each of the
Borrower and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of the Borrower or such Subsidiary.
6.1.2.  Authorization.  The execution, delivery and
performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (i) are within the corporate authority of such Person, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person and
(iv) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, the Borrower or any of its Subsidiaries.
6.1.3.  Enforceability.  The execution and delivery of
this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief or other equitable remedy is subject to the discretion of the court before which any proceeding therefor may be brought.
6.2.    Governmental Approvals.  The execution, delivery and
performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of or filing with, any governmental agency or authority other than those already obtained.
6.3.    Financial Statements.  There has been furnished to each of the Banks a consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of the Borrower and its Subsidiaries for the fiscal year then ended, certified by Coopers & Lybrand LLP as fairly presenting the consolidated financial position of the Borrower as at such date and for such period in all material respects in accordance with GAAP. Such balance sheet and statement of income have been prepared in accordance with GAAP and fairly present the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheet and the notes related thereto.
6.4.    No Material Changes; etc.; Solvency.
6.4.1.  Changes.  Except for matters disclosed in the
Borrower's report on form 10Q dated June 30, 1998, and as disclosed in the Borrower's press release dated October 20, 1998, since the Balance Sheet Date, there has occurred no materially adverse change in the financial condition or business of the Borrower and its Subsidiaries as shown on or reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, or the consolidated statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect, either individually or in the aggregate, on the business or financial condition of the Borrower or any of its Subsidiaries. Since the Balance Sheet Date, the Borrower has not made any Distribution.
6.4.2.  Solvency.  The Borrower and its Subsidiaries,
taken as a whole, are, and will be after giving effect to the transactions contemplated by the Loan Documents, Solvent. As used herein, "Solvent" shall mean that the Borrower and its Subsidiaries, taken as a whole, (i) shall have a fair value and present fair salable value of their assets that would exceed their stated liabilities and identified contingent liabilities, (ii) should be able to pay their debts as such debts become absolute and mature, and (iii) have and expect to continue to have, access to capital that would not be unreasonably small for the conduct of their business as now conducted and as proposed to be conducted following the Closing Date.
6.5. Franchises; Patents; Copyrights; etc. Except for matters disclosed in the Borrower's report on form 10K dated March 31, 1998, each of the Borrower and its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.
6.6.    Litigation.  Except as set forth in Schedule 6.6 hereto,
there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, either in any case or in the aggregate, could reasonably be expected to materially adversely affect the properties, assets, financial condition or business of the Borrower and its Subsidiaries or materially impair the right of the Borrower and its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower and its Subsidiaries, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.
6.7.    No Materially Adverse Contracts; etc.  Neither the Borrower
nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the reasonable judgment of the Borrower's officers, to have a materially adverse effect on the business, assets or financial condition of the Borrower or any of its Subsidiaries.
6.8. Compliance with Other Instruments, Laws; etc. Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of the Borrower or any of its Subsidiaries.
6.9.    Tax Status.  The Borrower and its Subsidiaries (i) have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (ii) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (iii) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.
6.10. No Event of Default. No Default or Event of Default has occurred and is continuing.
6.11. Holding Company and Investment Company Acts. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.
6.12.   Absence of Financing Statements. etc.  Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Borrower or any of its Subsidiaries or any rights relating thereto.
6.13. Certain Transactions. Except for arm's length transactions pursuant to which the Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
6.14.   Employee Benefit Plans.
6.14.1. In General.  Each Employee Benefit Plan has been
maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code including, but not limited to, the provisions thereunder respecting prohibited transactions. The Borrower has heretofore delivered to the Agents the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under 103(d) of ERISA, with respect to each Guaranteed Pension Plan.
6.14.2. Terminability of Welfare Plans.  Under each
Employee Benefit Plan which is an employee welfare benefit plan within
the meaning of   3(1) or   3(2)(B) of ERISA, no benefits are due unless
the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title I, Part 6 of ERISA). The Borrower or an ERISA Affiliate, as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower or such ERISA Affiliate without liability to any Person.
6.14.3. Guaranteed Pension Plans.  Each contribution
required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the
notice or lien provisions of   302(f) of ERISA, or otherwise, has been
timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months prior to the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the
meaning of   4001 of ERISA did not exceed the aggregate value of the
assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.
6.14.4. Multiemployer Plans.  Neither the Borrower nor
any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete
or partial withdrawal from such Multiemployer Plan under   4201 of ERISA
or as a result of a sale of assets described in   4204 of ERISA. Neither
the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within
the meaning of   4241 or   4245 of ERISA or that any Multiemployer Plan
intends to terminate or has been terminated under   4041A of ERISA.
6.15.   Regulations U and X.  The proceeds of the Loans shall be
used solely for general corporate purposes including working capital and Capital Expenditures of the Borrower, and funding Permitted Acquisitions. The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.
6.16. Environmental Compliance. The Borrower, and each of its Subsidiaries, have obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole. The Borrower, and each of its Subsidiaries, is in compliance in all material respects with the terms and conditions of all such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in any applicable Environmental Law, except to the extent failure to comply would not have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole.
6.17. Subsidiaries; etc.The Borrower currently has no Subsidiaries except HMT FSC Ltd., a Barbados West Indies Company. The Borrower is not engaged in any joint venture or partnership with any other Person.
6.18.   Fiscal Year.  The Borrower and each of its Subsidiaries has a fiscal year which is twelve (12) calendar months ending on March 31 of each year.
6.19. No Amendments to Certain Documents. The Borrower has not amended any of the Recapitalization Documents insofar as they relate to the character of the Preferred Stock of the Borrower, has not amended any of the Subordinated Debt Documents, and has not otherwise amended any of the Recapitalization Documents in any way that could materially adversely affect the interest of the Banks.
6.20.   Title to Properties; Liens.  The Borrower and its
Subsidiaries have good and marketable title to, or valid and subsisting leasehold interests in, their properties and assets, including all property forming a part of the Collateral, and there is no Lien upon or with respect to any of such properties or assets, including any of the Collateral, except for Permitted Liens.
6.21.   Insurance.  The Borrower and its Subsidiaries carry and
maintain in full force and effect with financially sound and reputable insurers policies of insurance with respect to their respective properties and businesses against such casualties and contingencies as shall be in accordance with the general practices of similar size businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent. A true and correct summary of all such insurance policies which are in full force and effect on the Closing Date is attached as Schedule 6.21.
6.22.   Year 2000.  The Borrower [[[.
6.23.   Disclosure.  No representation or warranty made by the
Borrower in this Credit Agreement or in any of the other Loan Documents or in any agreement, instrument, document, certificate, statement or letter furnished to any of the Agents or any Bank by or on behalf of the Borrower as requested by the Borrower in connection with any of the transactions contemplated by any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made.
7.      AFFIRMATIVE COVENANTS OF THE BORROWER.
The Borrower covenants and agrees that, so long as any Loan,
Unpaid Reimbursement Obligation, Letter of Credit or Note, or other amount in respect of any of the foregoing, is outstanding or any Bank has any obligation to make any Loans or the Issuing Bank has any obligation to issue, extend or renew any Letters of Credit:
7.1.    Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the Commitment Fees, the Agents' fee and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.
7.2. Maintenance of Office. The Borrower will maintain its chief executive office at 1055 Page Avenue, Fremont, California 94538, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Agents, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.
7.3. Records and Accounts. The Borrower will (i) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (ii) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves.
7.4. Financial Statements. Certificates and Information. The Borrower will deliver to each of the Banks:
(a)     Promptly upon filing with the Securities and
Exchange Commission, and in no event later than ninety (90)
days after the Borrower's fiscal year end, annual financial
statements for such fiscal year, which may include a copy of the Borrower's Annual Report as filed with Form 10-K, but
shall include in any event (i) the consolidated balance
sheets of the Borrower and its Subsidiaries, and (ii) the
related consolidated statements of income and statements of
cash flow, each setting forth in comparative form the
figures for the previous fiscal year and in reasonable
detail and prepared in accordance with GAAP. All such
statements shall be certified without qualification by
Coopers & Lybrand LLP or by other independent certified
public accountants satisfactory to the Agents, and shall be
accompanied by copies of any "management letter" provided by such accountants and by a written statement from such
accountants to the effect that, in making the examination
necessary to said certification, they have obtained no
knowledge of any Default or Event of Default, or, if such
accountants shall have obtained knowledge of any then
existing Default or Event of Default they shall disclose in
such statement the nature of any such Default or Event of
Default; provided that such accountants shall not be liable
to the Banks for failure to obtain knowledge of any Default
or Event of Default;
(b)     Promptly upon filing with the Securities and
Exchange Commission and in no event later than forty-five
(45) days after the end of each fiscal quarter of the
Borrower, quarterly financial statements for such quarter,
which may include a copy of the financial reports as filed
with Form 10-Q for such fiscal quarter, but shall include in any event (i) the consolidated balance sheets of the
Borrower and its Subsidiaries as at the end of such quarter, and (ii) the related consolidated statements of income and
statements of cash flow for the portion of the Borrower's
fiscal year then elapsed, all in reasonable detail and
prepared in accordance with GAAP, together with a
certification by the principal financial or accounting
officer of the Borrower that the information contained in
such financial statements fairly presents the financial
position of the Borrower and its Subsidiaries on the date
thereof (subject to customary year-end adjustments).
(c)     simultaneously with the delivery of the
financial statements referred to in subsections (a) and (b)
above, (i) a statement certified by the principal financial
or accounting officer of the Borrower in substantially the
form of Exhibit C hereto (a "Compliance Certificate") and
setting forth in reasonable detail computations evidencing
compliance with the covenants contained in   9 and (if
applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date, and (ii) if an Event of Default has
occurred and is continuing, and if Borrower has received a
request from the Agents therefor, the consolidating
financial statements relating to the statements delivered
pursuant to subsections (a) and (b) above;
(d)     contemporaneously with the filing or mailing
thereof, copies of all material of a financial nature filed
with the Securities and Exchange Commission or sent
generally to the stockholders of the Borrower;
(e)     No later than ninety (90) days after the end of
each fiscal year of the Borrower, financial projections of
the Borrower and its Subsidiaries on a consolidated basis
for the immediately upcoming fiscal year of the Borrower;
(f)     from time to time such other financial data and
information (including accountants' management letters) as
the Agents or any Bank may reasonably request.
7.5.    Notices.
7.5.1.  Defaults.  The Borrower will promptly notify the
Agents and each of the Banks in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obliger, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Agents and each of the Banks, describing the notice or action and the nature of the claimed default.
7.5.2.  Environmental Events.  The Borrower will
promptly give notice to the Agents and each of the Banks (i) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (ii) upon becoming aware thereof of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that has the potential to materially affect the assets, liabilities, financial conditions or operations of the Borrower and its Subsidiaries, taken as a whole.
7.5.3.  Notice of Litigation and Judgments.  The
Borrower will, and will cause each of its Subsidiaries to, give notice to the Agents and each of the Banks in writing within fifteen (15) days after becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving a claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a materially adverse effect on the Borrower and its Subsidiaries (on a consolidated basis) and stating the nature and status of such litigation or proceedings. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agents and each of the Banks, in writing, in form and detail satisfactory to the Agents, within ten (10) days of any final judgment against the Borrower or any of its Subsidiaries in an amount in excess of $2,000,000.
7.6.    Corporate Existence; Maintenance of Properties.  The
Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of its Subsidiaries and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company or a limited liability partnership. It (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment; (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided
that nothing in this   7.6 shall prevent the Borrower from discontinuing
the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the reasonable judgment of the Borrower, desirable in the conduct of its or their business and does not in the aggregate materially adversely affect the business of the Borrower and its Subsidiaries on a consolidated basis.
7.7. Insurance. The Borrower will, and will cause each of its Subsidiaries to, carry and maintain in full force and effect, at its own expense, with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of similar size businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent. No Person other than the Borrower or the Agents shall be named as loss payee in respect of such policies of insurance covering the Collateral or any portion thereof. Upon the reasonable request of any Agent or any Bank, the Borrower shall furnish the Agents from time to time with full information as to the insurance carried by it and, if so reasonably requested, copies of all such insurance policies. The Borrower shall also furnish to the Agents from time to time upon the reasonable request of any Agent or any Bank a certificate of the Borrower's insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid, that such policies are in full force and effect and that such insurance coverage and such policies comply with all the requirements of this Section. Until such time as the Liens on the Collateral arising under the Collateral Documents are released pursuant to Section 28, the Borrower shall not, and shall not suffer or permit, any insurance policy required under this Section to be terminated or cancelled without at least 30 days' prior written notice to the Agents. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Agents to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Borrower. If any Event of Loss shall occur in respect of any of the Collateral, the Borrower shall cause, immediately upon receipt thereof, all insurance proceeds paid in respect of such Event of Loss to be deposited into an account maintained at either of the Agents, and the Borrower shall take whatever action may be reasonably requested by either Agent to perfect and/or maintain perfected the Agents' security interest in such proceeds.
7.8. Taxes. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.
7.9.    Inspection of Properties and Books; etc.
7.9.1.  General.  The Borrower shall permit the Banks,
through the Agents (or either of them) or any of the Banks' other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), to conduct periodic audits of the Collateral and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agents or any Bank may reasonably request.
7.9.2.  Communications with Accountants.  The Borrower
will, at the reasonable request of the Agents, authorize the Agents and, if accompanied by the Agents, the Banks to communicate directly with the Borrower's independent certified public accountants and hereby authorizes such accountants to disclose to the Agents and the Banks any and all financial statements and other supporting financial documents and schedules with respect to the business, financial condition, assets and other affairs of the Borrower or any of its Subsidiaries. At the reasonable request of the Agents, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the
provisions of this   7.9.3.
7.10. Compliance with Laws, Contracts, Licenses and Permits. The Borrower will, and will cause each of its Subsidiaries to, comply with
(i) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its charter documents and by-laws, (iii) all agreements and instruments by which it or any of its properties is or may be bound, except such agreements or instruments the noncompliance with which could not, with reasonable likelihood as determined by the Agents, result in a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries taken as a whole, and (iv) all applicable decrees, orders, and judgments. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrower or such Subsidiary is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Agents and the Banks with evidence thereof.
7.11. Employee Benefit Plans. The Borrower will (i) promptly upon filing the same with the Department of Labor or Internal Revenue Service, upon request of the Agents, furnish to the Agents a copy of the
most recent actuarial statement required to be submitted under   103(d)
of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) promptly upon receipt or dispatch, furnish to the Agents any notice, report or demand sent or
received in respect of a Guaranteed Pension Plan under    302, 4041,
4042, 4043, 4063, 4065, 4066, and 4068 of ERISA, or in respect of a
Multiemployer Plan, under    4041A, 4202, 4219, 4242, or 4245 of ERISA.
7.12.   Use of Proceeds.  The Borrower will use the proceeds of the
Loans solely for the purposes set forth in   6.15 hereof.
7.13. Additional Subsidiaries. (i) Promptly after the date the Borrower incorporates, creates or acquires any additional Subsidiary and, in any event, within five Business Days following receipt by the Borrower from the Agents of a security agreement substantially in the form of the Security Agreement and a guaranty of the Obligations in substantially the form of the Guaranty, the Borrower shall cause such Subsidiary to execute and deliver such guaranty and security agreement to the Agents. (ii) Within five Business Days after the date such Subsidiary becomes a Subsidiary, the Borrower shall cause such Subsidiary to have executed and filed any UCC-1 financing statements furnished by the Agents in each jurisdiction in which such filing is necessary to perfect the security interest of the Agents in the Collateral of such Subsidiary and in which the Agents request that such filing be made. (iii) Additionally, the Borrower and such Subsidiary shall have executed and delivered to the Agents such other items as reasonably requested by the Agent in connection with the foregoing, including resolutions, incumbency and officers' certificates, opinions of counsel, search reports and other certificates and documents.
7.14.   Further Assurances.  The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Banks and the Agents and execute such further instruments and documents as each of the Banks or the Agents shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.
8.      CERTAIN NEGATIVE COVENANTS OF THE BORROWER
The Borrower covenants and agrees that, so long as any Loan,
Unpaid Reimbursement Obligation, Letter of Credit or Note, or other amount in respect of any of the foregoing, is outstanding or any Bank has any obligation to make any Loans or the Issuing Bank has any obligations to issue, extend or renew any Letters of Credit:
8.1.    Restrictions on Indebtedness.  The Borrower will not, and
will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:
(a)     Indebtedness to the Banks and the Agents arising
under any of the Loan Documents;
(b)     Indebtedness existing on the Closing Date and
listed and described on Schedule 8.1(b) hereto;
(c)     current liabilities of the Borrower or such
Subsidiary incurred in the ordinary course of business not
incurred through (i) the borrowing of money, or (ii) the
obtaining of credit except for credit on an open account
basis customarily extended and in fact extended in
connection with normal purchases of goods and services;
(d)     Indebtedness in respect of taxes, assessments,
governmental charges or levies and claims for labor,
materials and supplies to the extent that payment therefor
shall not at the time be required to be made in accordance
with the provisions of   7.8;
(e)     Indebtedness in respect of judgments or awards
(a) that (i) have been in force for less than the applicable period for taking an appeal so long as execution is not
levied thereunder, or (ii) in respect of which the Borrower
or such Subsidiary shall at the time in good faith be
prosecuting an appeal or proceedings for review and in
respect of which a stay of execution shall have been
obtained pending such appeal or review, and (b) the
existence of which does not constitute an Event of Default
under   12.1;
(f)     endorsements for collection, deposit or
negotiation and warranties of products or services, in each
case incurred in the ordinary course of business;
(g)     Subordinated Debt;
(h)     Permitted New Subordinated Debt;
(i)     Indebtedness which is secured by "purchase money
security interests," as such term is defined in the Uniform
Commercial Code as adopted in the State of California;
(j)     Attributable Debt;
(k)     unsecured Indebtedness of a direct or indirect
Subsidiary of the Borrower incurred and outstanding on or
prior to the date on which such Subsidiary was acquired by
the Borrower or a Subsidiary of the Borrower;
(l)     unsecured Indebtedness not otherwise permitted
hereunder;
(m)     Indebtedness incurred to refinance existing
Indebtedness permitted hereunder, provided, that the
principal amount thereof does not exceed the principal
amount of the Indebtedness to be refinanced outstanding
immediately prior to such refinancing and the terms and
provisions of the new Indebtedness (including subordination
provisions) are not otherwise more favorable to the holder
thereof (including without limitation by stating an earlier
maturity) than those of the Indebtedness to be refinanced;
and
(n)     Indebtedness owing by Subsidiaries of the
Borrower to the Borrower.
provided, however, that the aggregate principal amount of
all Indebtedness permitted by clauses (h), (j), (k) and (l),
(and any refinancing of such Indebtedness permitted by
Clause (m)) shall not exceed $25,000,000 at any time
outstanding.
8.2. Restrictions on Liens. The Borrower will not, and will not permit any of its Subsidiaries to, (i) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (ii) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (iii) acquire, or agree or have an option to acquire, any property or assets pursuant to a purchase money security agreement, device or arrangement; (iv) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon its bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (v) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; provided that the Borrower and any Subsidiary of the Borrower may create or incur or suffer to be created or incurred or to exist:
(a)     liens in favor of the Borrower on all or part of
the assets of Subsidiaries of the Borrower securing
Indebtedness owing by Subsidiaries of the Borrower to the
Borrower;
(b)     liens to secure taxes, assessments and other
government charges in respect of obligations not overdue or
liens to secure claims for labor, material or supplies in
respect of obligations not overdue;
(c)     deposits or pledges made in connection with, or
to secure payment of workmen's compensation, unemployment
insurance, old age pensions or other social security
obligations;
(d)     liens in respect of judgments or awards, the
indebtedness with respect to which is permitted by   8.
l(e);
(e)     liens of carriers, warehousemen, mechanics and
materialmen, and other like liens on properties in existence less than 120 days from the date of creation thereof in
respect of obligations not overdue;
(f)     encumbrances on Real Estate consisting of
easements, rights of way, zoning restrictions, restrictions
on the use thereof and defects and irregularities in the
title thereto, landlord's or lessor's liens under leases to
which the Borrower or a Subsidiary of the Borrower is a
party, and other minor liens or encumbrances, none of which
in the reasonable opinion of the Borrower interferes
materially with the use of the property affected in the
ordinary conduct of the business of the Borrower and its
Subsidiaries, which defects do not individually or in the
aggregate have a materially adverse effect on the business
of the Borrower individually or of the Borrower and its
Subsidiaries on a consolidated basis;
(g)     liens existing on the date hereof and listed on
Schedule 8.2(g) hereto;
(h)     purchase money security interests in or purchase
money mortgages on real or personal property acquired after
the date hereof to secure purchase money Indebtedness of the
type and amount permitted by   8.1(i), incurred in
connection with the acquisition of such property, which
security interests or mortgages cover only the real or
personal property so acquired;
(i)     the interest of lessors under leases of real or
personal property made by the Borrower or any of its
Subsidiaries in the ordinary course of business and listed
on Schedule 8.2(i) hereto;
(j)     leases, subleases, licenses, and sublicenses
granted to third parties, the granting of which does not
result in a material adverse effect on the business or
financial condition of the Borrower;
(k)     liens in favor of customs and revenue
authorities which secure payment of customs in connection
with the importation of goods;
(l)     liens which constitute rights of set-off of a
customary nature or bankers' liens on amounts on deposit,
whether arising by contract or by operation of law, in
connection with arrangements entered into with depository
institutions in the ordinary course of business not to
exceed at any time $25,000 in the aggregate;
(m)     liens on the Collateral in favor of the Banks or
the Agents for the benefit of the Banks arising under the
Collateral Documents; and
(n)     replacement liens for any lien referred to above
securing Indebtedness refinanced pursuant to   8.1(m).
8.3.    Restrictions on Investments.  The Borrower will not, and
will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:
(a)     marketable direct or guaranteed obligations of
the United States of America or any agency or state thereof
that mature within one (l) year from the date of purchase by the Borrower;
(b)     demand deposits, certificates of deposit,
bankers acceptances and time deposits of United States banks having total assets in excess of $5,000,000,000;
(c)     securities commonly known as "commercial paper"
issued by a corporation organized and existing under the
laws of the United States of America or any State thereof
that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's
Investors Services, Inc., and not less than "A l" if rated
by Standard and Poor's Ratings Group, a division of McGraw
Hill, Inc.;
(d)     Investments not otherwise permitted by this
8.3 existing on the date hereof and listed on Schedule 8.3
hereto;
(e)     Investments by the Borrower or its Subsidiaries
constituting Permitted Acquisitions, provided, however, that
(i) such Investments with respect to U.S. Subsidiaries shall not at any time exceed, in the aggregate, an amount equal to ten percent (10%) of Borrower's total assets, determined in
accordance with GAAP, as at such time, (ii) such Investments with respect to non-U.S. Subsidiaries shall not exceed five
percent (5%) of Borrower's total assets, determined in
accordance with GAAP, as at such time, and (iii) at any time when Borrower's aggregate Investments in Subsidiaries equal
or exceed Ten Million Dollars ($10,000,000), the Agents may
request that some or all of Borrower's Subsidiaries provide
guaranties of the Obligations, and neither Borrower nor any
of its Subsidiaries will unreasonably deny any such request, provided that no guaranty will be required if Borrower's
board of directors in good faith determines, on advice of
tax advisors, that giving such a guaranty would create
material tax liability for the Borrower that would not be
incurred if the guaranty were not given;
(f)     Investments consisting of promissory notes
received as proceeds of asset dispositions permitted by
8.5.2;
(g)     Investments consisting of loans and advances to
employees for moving, entertainment, travel and other
similar expenses in the ordinary course of business; and
(h)     other Investments not otherwise permitted by
this   8.3 but made in accordance with an investment policy
approved by Borrower's board of directors and determined by
the Agents to be reasonably satisfactory prior to any
Investment hereunder being made.
8.4.    Restricted Payments.  The Borrower will not make any
Restricted Payments, other than:
(a)     payments in respect of the Subordinated Debt or
Permitted New Subordinated Debt to the extent permitted by
8.7 hereof;
(b)     if no Default or Event of Default has occurred
and is continuing or would result therefrom, repurchase by
the Borrower of its common stock from employees of the
Borrower, provided the aggregate amount of all such
repurchases from the Closing Date to the Maturity Date does
not exceed $500,000;
(c)     non-cash payments to the holders of Preferred
Stock of the Borrower; and
(d)     Investments permitted under   8.3(g).
8.5.    Merger: Consolidation and Disposition of Assets.
8.5.1.  Mergers and Acquisitions.  Other than Permitted
Acquisitions, the Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower, or the merger or consolidation of two or more Subsidiaries of the Borrower.
8.5.2.  Disposition of Assets.  Other than the
disposition of assets in the ordinary course of business, the Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets or properties exceeding ten percent (10%) of its total assets, such ten percent (10%) being calculated on a cumulative basis beginning on the Closing Date.
8.6.    No Subsidiaries. Etc.  The Borrower will not create or
acquire any Subsidiaries nor acquire any interest in any joint venture or partnership, other than Subsidiaries which engage in substantially the same business as the Borrower.
8.7.    Subordinated Debt.  Except in connection with the issuance of Permitted New Subordinated Debt, the Borrower will not, and will not permit any of its Subsidiaries to, amend, supplement or otherwise modify the terms of any of the Subordinated Debt or, after issued, the Permitted New Subordinated Debt. The Borrower will not, and will not permit any of its Subsidiaries to, prepay, redeem or repurchase any of the Subordinated Debt (except in connection with the issuance of Permitted New Subordinated Debt) or the Permitted New Subordinated Debt. The Borrower will not make any principal payments on any Subordinated Debt or Permitted New Subordinated Debt and will not make any interest payments on any Subordinated Debt or Permitted New Subordinated Debt other than regularly scheduled interest payments permitted to be paid under the Subordinated Debt Documents or the documents executed in connection with any Permitted New Subordinated Debt, as the case may be.
8.8.    Employee Benefit Plans.  Neither the Borrower nor any ERISA
Affiliate will
(a)     engage in any "prohibited transaction" within
the meaning of   406 of ERISA or   4975 of the Code which
could result in a material liability for the Borrower or any of its Subsidiaries; or
(b)     permit any Guaranteed Pension Plan to incur an
"accumulated funding deficiency", as such term is defined in
  302 of ERISA, whether or not such deficiency is or may be
waived; or
(c)     fail to contribute to any Guaranteed Pension
Plan to an extent which, or terminate any Guaranteed Pension
Plan in a manner which, could result in the imposition of a
lien or encumbrance on the assets of the Borrower or any of
its Subsidiaries pursuant to   302(f) or   4068 of ERISA; or
(d)     permit or take any action which would result in
the aggregate benefit liabilities (within the meaning of
4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding
for this purpose the benefit liabilities and assets of any
such Plan with assets in excess of benefit liabilities, by
more than the amount set forth in   6.14.3.
8.9. Change of Fiscal Year. The Borrower will not, and will not permit its Subsidiaries to, change the date of the end of their
respective fiscal years from that set forth in   6.18 hereof.
8.10.   Capitalization.  The Borrower will not issue any capital
stock having mandatory redemption rights or redemption at the option of the holder, sinking fund payments, guaranteed return or exchange ability or conversion into debt instruments of the Borrower or any other "debt-like" features.
8.11.   No Material Changes; etc.  The Borrower shall not permit, at any time after the Closing Date, except as disclosed in the Borrower's press release dated October 20, 1998, any materially adverse change in the financial condition or business of the Borrower and its Subsidiaries, taken as a whole, as of the Closing Date (after giving effect to the transactions contemplated in this Credit Agreement), other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrower and its Subsidiaries, taken as a whole.
8.12. Negative Pledge. Except as otherwise permitted hereunder, including, without limitation, in connection with Capitalized Leases and purchase money indebtedness permitted hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or suffer to exist any agreement (other than this Agreement or any other Loan Document) prohibiting or conditioning the creation or assumption of any lien, security interest or other encumbrance upon any of its properties, revenues or assets, whether now owned or hereafter acquired, or which otherwise grants a negative pledge in favor of any Person other than the Agents and the Banks.
8.13.   Designated Senior Debt Under The Indenture.  Borrower shall not create any Designated Senior Debt, as such term is defined in the Indenture, unless (a) the aggregate original committed amount of such new Designated Senior Debt equals or exceeds Ten Million Dollars ($10,000,000) and (b) the holder of such Designated Senior Debt is a financial institution that would qualify as an Eligible Assignee hereunder. The documents governing any such new Designated Senior Debt shall include an intercreditor agreement with the Agents, which shall be in form and substance satisfactory to Agents and Agent's counsel, and shall provide that (i) the holders of any such new Designated Senior Debt shall vote as a class with the holders of Indebtedness arising under this Credit Agreement on whether the holders of Designated Senior Debt should exercise their right to block payment to the holders of the Subordinated Debt, (2) a vote of the holders of not less than 66 2/3% of the aggregate amount of the commitments of holders of Designated Senior Debt shall be required, and (iii) the Agents shall be the only representative of Designated Senior Debt that shall be entitled to give notice of the exercise of blockage rights.
9.      FINANCIAL COVENANTS OF THE BORROWER
The Borrower covenants and agrees that, so long as any Loan,
Unpaid Reimbursement Obligation, Letter of Credit or Note, or other amount in respect of any of the foregoing, is outstanding or any Bank has any obligation to make any Loans or the Issuing Bank has any obligation to issue, extend or renew any Letters of Credit:
9.1.    Leverage Ratio.  The Borrower will not permit its Leverage
Ratio to exceed (i) 3.25:1.00 through the last day of the Borrower's fiscal quarter ending June 30, 1999 and (ii) 2.75:1.00 thereafter. For purposes of measuring the Borrower's compliance with this Section 9.1, non-recurring restructuring charges of up to $50,000,000 recorded by the Borrower (in accordance with GAAP) in its fiscal quarter ending December 31, 1998 shall be added to EBITDAR (to the extent deducted in determining EBITDAR) in calculating the Leverage Ratio hereunder; provided, however, that to the extent any of such restructuring charges are cash charges, no more than $5,000,000 of such cash restructuring charges shall be added to EBITDAR in calculating the Leverage Ratio hereunder.
9.2.    Interest Coverage.  The Borrower will not permit the ratio of (i) EBITDAR on a rolling 4-quarter basis to (ii) Consolidated Total Interest Expense plus rent and operating lease expense, in each case for such rolling 4-quarter period, to be less than 2.50:1.00.
9.3.    Quick Ratio.  The Borrower shall not suffer of permit its
ratio (determined on a consolidated basis) of (i) cash plus the value (valued in accordance with GAAP) of all cash equivalents, other than cash and cash equivalents subject to a lien securing Indebtedness, plus net current accounts receivable (valued in accordance with GAAP) to (ii) consolidated current liabilities (other than liabilities secured by a lien on cash or cash equivalents), to be less than 1.00 to 1.00.
9.4.    Profitable Operations.  The Borrower will not permit EBITR or Consolidated Net Income, for any fiscal quarter, to be less than $1.00. For purposes of measuring the Borrower's compliance with this
Section 9.4, non-recurring restructuring charges of up to $50,000,000 recorded by the Borrower (in accordance with GAAP) in its fiscal quarter ending December 31, 1998 shall be added to EBITR and Consolidated Net Income (to the extent deducted in determining EBITR or Consolidated Net Income, as the case may be); provided, however, that to the extent any of such restructuring charges are cash charges, no more than $10,000,000 of such cash restructuring charges shall be added to EBITR and Consolidated Net Income .
9.5.    Tangible Net Worth.  The Borrower shall not permit Tangible
Net Worth to be less than (i) 85% of Tangible Net Worth measured as of September 30, 1998, plus (ii) 75% of Consolidated Net Income earned in each quarterly accounting period ending after September 30, 1998 (not to be reduced by any Consolidated Net Deficit), plus (iii) 100% of the Net Issuance Proceeds of any new equity the Borrower issues after
September 30, 1998, plus (iv) 100% of the amount of any Subordinated Debt or Permitted New Subordinated Debt that is converted to equity of the Borrower after September 30, 1998.
10.     CLOSING CONDITIONS.
The obligations of the Banks to extend credit hereunder shall be subject to the satisfaction of the following conditions precedent:
10.1.   Loan Documents, etc.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks and the Agents.
10.2.   Certified Copies of Charter Documents.  Each of the Banks
shall have received from the Borrower a copy, certified by a duly authorized officer of the Borrower to be true and complete on the Closing Date, of each of (i) its charter or other incorporation documents as in effect on the Closing Date, and (ii) its by-laws as in effect on the Closing Date.
10.3.   Corporate Action.  All corporate action necessary for the
valid execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Banks shall have been provided to each of the Banks.
10.4.   Incumbency Certificate.  Each of the Banks shall have
received from the Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign, in the name and on behalf of the Borrower each of the Loan Documents to which the Borrower is or is to become a party; (ii) to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (iii) to give notices and to take other action on its behalf under this Credit Agreement and the other Loan Documents.
10.5.   Opinion of Counsel.  Each of the Banks and the Agents shall have received a favorable legal opinion addressed to the Banks and the Agents, dated as of the Closing Date, in form and substance satisfactory to the Banks and the Agents.
10.6. Existing Credit Agreement. The Agents shall have received evidence, in form and substance satisfactory to the Agents, that all sums owing under the Existing Credit Agreement have been paid in full (or concurrently with the initial borrowings hereunder will be paid in full) and that all commitments to lend thereunder have been terminated (or concurrently with the initial borrowings hereunder will be terminated).
10.7.   Documents and Actions Relating to Collateral.  The Agents
shall have received the following, in form and substance satisfactory to each of them:
(a)     evidence that all filings, registrations and
recordings have been made in the appropriate governmental
offices, and all other action has been taken, which shall be necessary to create, in favor of the Agents on behalf of the
Banks, a perfected first priority Lien (subject to Permitted Encumbrances) on the Collateral, including the filing of completed UCC-1 financing statements in the appropriate
governmental offices; and
(b)     the results, dated as of a recent date prior to
the Closing Date, of searches conducted in the UCC filing
records in each of the governmental offices in each
jurisdiction in which personal property and fixture
Collateral is located, which shall have revealed no Liens
with respect to any of the Collateral except Permitted
Liens.
10.8. Insurance. Evidence satisfactory to the Agents that all insurance required under this Agreement and the Collateral Documents is in full force and effect.
11.     CONDITIONS TO ALL BORROWINGS.
The obligations of the Banks to make any Loan on any Drawdown Date and of the Issuing Bank to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:
11.1. Representations True; No Event of Default. Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan on any Drawdown Date or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties solely relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing. The Agents shall have received a certificate of the Borrower signed by an authorized officer of the Borrower to such effect.
11.2.   No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Issuing Bank would make it illegal for the Issuing Bank to issue, extend or renew such Letter of Credit.
11.3. Governmental Regulation. Each Bank shall have received such statements, in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.
11.4.   Proceedings and Documents.  All proceedings in connection
with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Banks and to the Agents, and the Banks and the Agents shall have received all information and such counterpart originals or certified or other copies of such documents as the Agents may reasonably request.
12.     EVENTS OF DEFAULT; ACCELERATION; ETC.
12.1. Events of Default and Acceleration. If any of the following events ("Events of Default") shall occur:
(a)     the Borrower shall fail to pay any principal of
the Loans or any Reimbursement Obligation when the same
shall become due and payable, whether at the stated date of
maturity or any accelerated date of maturity or at any other date fixed for payment thereof;
(b)     the Borrower shall fail to pay any interest on
the Loans, the Commitment Fee, any Letter of Credit Fee, the
Agents' fee, or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and
payable, whether at the stated date of maturity or any
accelerated date of maturity or at any other date fixed for
payment thereof, and such failure shall not have been cured
within five (5) calendar days after such payment date;
(c)     the Borrower shall fail to comply with any of
its covenants contained in    7.4, 7.5, the first sentence
of 7.6, 7.8, 7.10, 7.12, 8 or 9;
(d)     the Borrower or any of its Subsidiaries shall
fail to perform any term, covenant or agreement contained
herein or in any of the other Loan Documents (other than
those specified elsewhere in this   12.1) for thirty (30)
days after any Designated Officer has knowledge of such
failure;
(e)     any representation or warranty of the Borrower
or any of its Subsidiaries in this Credit Agreement or any
of the other Loan Documents or in any other document or
instrument delivered pursuant to or in connection with this
Credit Agreement shall prove to have been false in any
material respect upon the date when made or deemed to have
been made or repeated;
(f)     the Borrower or any of its Subsidiaries shall
fail to pay at maturity, or within any applicable period of
grace, any obligation for borrowed money or credit received
or in respect of any Capitalized Leases in excess of
$5,000,000 in aggregate principal amount, or fail to observe or perform any material term, covenant or agreement
contained in any agreement by which it is bound, evidencing
or securing borrowed money or credit received or in respect
of any Capitalized Leases in excess of $5,000,000 in
aggregate principal amount for such period of time as would
permit (assuming the giving of appropriate notice if
required) the holder or holders thereof or of any
obligations issued thereunder to accelerate the maturity
thereof;
(g)     the Borrower or any of its Subsidiaries shall
make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its
debts as they mature or become due, or shall petition or
apply for the appointment of a trustee or other custodian,
liquidator or receiver of the Borrower or any of its
Subsidiaries or of any substantial part of the assets of the
Borrower or any of its Subsidiaries or shall commence any
case or other proceeding relating to the Borrower or any of
its Subsidiaries under any bankruptcy, reorganization,
arrangement, insolvency, readjustment of debt, dissolution
or liquidation or similar law of any jurisdiction, now or
hereafter in effect, or shall take any action to authorize
or in furtherance of any of the foregoing, or if any such
petition or application shall be filed or any such case or
other proceeding shall be commenced against the Borrower or
any of its Subsidiaries and the Borrower or any of its
Subsidiaries shall indicate its approval thereof, consent
thereto or acquiescence therein or such petition or
application shall not have been dismissed within forty-five
(45) days following the filing thereof;
(h)     a decree or order is entered appointing any such
trustee, custodian, liquidator or receiver or adjudicating
the Borrower or any of its Subsidiaries bankrupt or
insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in
respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or
hereafter constituted;
(i)     there shall remain in force, undischarged,
unsatisfied and unstayed, for more than forty-five (45)
days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other
outstanding final judgments, undischarged, against the
Borrower or any of its Subsidiaries exceeds in the aggregate
$5,000,000 and the Borrower shall have failed to provide
evidence satisfactory to the Agents and the Banks that such
judgment or award is fully covered by independent third-
party insurance;
(j)     the holders of all or any part of the
Subordinated Debt or Permitted New Subordinated Debt shall
accelerate the maturity of all or any part of such
Indebtedness or the Subordinated Debt shall be redeemed or
repurchased in whole or in part (other than with proceeds
from Permitted New Subordinated Debt) or the Permitted New
Subordinated Debt shall be redeemed or repurchased in whole
or in part;
(k)     if any of the Loan Documents or any material
provision thereof shall be canceled, terminated, revoked or
rescinded, otherwise than in accordance with the terms
thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in
equity or other legal proceeding to cancel, revoke or
rescind any of the Loan Documents or any material provision
thereof shall be commenced by or on behalf of the Borrower
(or any of its Subsidiaries party thereto) or any of their
respective stockholders, or any court or any other
governmental or regulatory authority or agency of competent
jurisdiction shall make a determination that, or issue a
judgment, order, decree or ruling to the effect that, any
one or more of the Loan Documents or any material provision
thereof is illegal, invalid or unenforceable in accordance
with the terms thereof;
(l)     with respect to any Guaranteed Pension Plan, an
ERISA Reportable Event shall have occurred and the Majority
Banks shall have reasonably determined that such event
reasonably could be expected to result in liability of the
Borrower or any of its Subsidiaries to the PBGC or such
Guaranteed Pension Plan in an aggregate amount exceeding
$5,000,000 and such event in the circumstances occurring
reasonably could constitute grounds for the termination of
such Guaranteed Pension Plan by the PBGC or for the
appointment by the appropriate United States District Court
of a trustee to administer such Guaranteed Pension Plan; or
a trustee shall have been appointed by the United States
District Court to administer such Plan; or the PBGC shall
have instituted proceedings to terminate such Guaranteed
Pension Plan;
(m)     with the Borrower or any of its Subsidiaries
shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory
agency from conducting any material part of its business and such order shall continue in effect for more than thirty
(30) days;
(n)     there shall occur any strike, lockout, labor
dispute, embargo, condemnation, act of God or public enemy,
or other casualty, which in any such case causes, for more
than fifteen (15) consecutive days, the cessation or
substantial curtailment of revenue producing activities of
the Borrower and its Subsidiaries on a consolidated basis if such event or circumstance is not covered by business
interruption insurance and would have a material adverse
effect on the business or financial condition of the
Borrower and its Subsidiaries, taken as a whole;
(o)     there shall occur the loss, suspension or
revocation of, or failure to renew, any license, permit or
consent issued by any government or government agency or
authority now held or hereafter acquired by the Borrower or
any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a material adverse effect on
the business or financial condition of the Borrower and its Subsidiaries, taken as a whole; or
(p)     any Person or group of affiliated Persons, other
than a group comprised of some or all of (i) Summit Ventures
II, L.P., Summit Ventures IV, L.P., and Summit Subordinated
Debt Fund, L.P., including for this purpose their affiliates and partners, (ii) current management of the Borrower and
(iii) employee stockholders of the Borrower shall acquire in excess of fifty percent (50%) of the outstanding shares of
Voting Stock of the Borrower; or
(q)     the Borrower or any other Person shall fail to
perform or observe any term, covenant or agreement contained in the Collateral Documents on its part to be performed or
observed and any such failure shall remain unremedied for a
period of 30 days from the occurrence thereof, or any "Event of Default" as defined in any Collateral Document shall have occurred or any of the Collateral Documents after delivery
thereof shall for any reason be revoked or invalidated, or
otherwise cease to be in full force and effect (other than
pursuant to the operation of Section 28), or the Borrower or any other Person shall contest in any manner the validity or enforceability thereof, or the Borrower or any other Person shall deny that it has any further liability or obligation
thereunder; or any of the Collateral Documents for any
reason, except to the extent permitted by the terms thereof, shall cease to create a valid and perfected first priority
Lien subject only to Permitted Liens in any of the
Collateral purported to be covered thereby;
then, and in any such event, so long as the same may be continuing, the Agents may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event
of any Event of Default specified in   12.1(g), 12.1(h) or 12.1(j), all
such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agents or any Bank.
12.2.   Termination of Commitments.  If any one or more of the
Events of Default specified in   12.1(g), 12.1(h) or 12.1(j) shall
occur, any unused portion of the Commitments shall forthwith automatically terminate and each of the Banks shall be relieved of all further obligations to make Loans to the Borrower and the Issuing Bank shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date or other date for issuing, extending or renewing any Letter of Credit the conditions precedent to the making of the Loans to be made on such Drawdown Date or (as the case may be) to issuing, extending or renewing such Letter of Credit on such other date are not satisfied, the Agents may and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the Total Commitment hereunder, and upon such notice being given such unused portion of the Total Commitment hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Loans and the Issuing Bank shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the Total Commitment hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.
12.3.   Remedies.  If an Event of Default occurs under Section
12.1(g), (h) or (j) then the unpaid principal amount of the Loans and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower. If an Event of Default occurs, other than under Section 12.1(g), (h) or (j), the Agents may, or upon written request of the Majority Banks shall, by written notice to the Borrower, declare the unpaid principal amount of the Loans and all other Obligations to be, and the same shall thereupon become, due and payable, without presentment, demand, protest, any additional notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower. Upon the occurrence of any Event of Default, the Agents may (A) exercise any or all of the Agents' rights and remedies under the Collateral Documents, and (B) proceed to enforce all other rights and remedies available to the Agents and the Banks under the Loan Documents and applicable law.
13.     SETOFF.
During the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct or indirect, of the Borrower to such Bank which are then due and payable. Each of the Banks agrees with each other Bank that (i) if an amount to be set off is applied to Indebtedness of the Borrower to such Bank other than Indebtedness evidenced by the Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank and (ii) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by, or Reimbursement Obligations owed to, all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by it, or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.
14.     THE AGENTS.
14.1.   Authorization.
(a)     Each Agent is authorized to take such action on
behalf of each of the Banks and to exercise all such powers
as are hereunder and under any of the other Loan Documents
and any related documents delegated to the Agents, together
with such powers as are reasonably incident thereto,
provided that no duties or responsibilities not expressly
assumed herein or therein shall be implied to have been
assumed by either Agent. Whenever the Agents are authorized
hereunder or under any other Loan Document to act on behalf
of the Banks (or the Majority Banks, as the case may be),
such action may be taken by one or both of the Agents, in
each case, in consultation with the other.
(b)     The relationship between each Agent and each of
the Banks is that of an independent contractor. The use of
the term "Agents" is for convenience only and is used to
describe, as a form of convention, the independent
contractual relationship between each Agent and each of the
Banks. Nothing contained in this Credit Agreement nor the
other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between each Agent and any of the Banks nor between each Agent.
(c)     All notices and payments to be given or made
hereunder or under any other Loan Document by the Agent to
any one or more of the Banks shall (i) be given or made by
Fleet, in its capacity as Agent, in the case of any Bank
that is an assignee (or successive assignee) of any portion
of the Commitment or Loans of Fleet, and (ii) be given or
made by CSFB, in its capacity as Agent, in the case of any
Bank that is an assignee (or successive assignee) of any
portion of the Commitment or Loans of CSFB.
14.2.   Employees and Agents.  The Agents may exercise its powers
and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Agents may utilize the services of such Persons as the Agents in their sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.
14.3. No Liability. Neither Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting it in its duties nor any Agent or employee thereof shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that each Agent or such other Person, as the case may be, may be liable for losses exclusively due to its willful misconduct or gross negligence.
14.4.   No Representations.  Neither Agent shall be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or for the validity, enforceability, sufficiency, value or collectibility of any amounts owing with respect to the Loan Documents or any of the Collateral, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. Neither Agent shall be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. Neither Agent has made nor does any of them now make any representations or warranties, express or implied, nor does any of them assume any liability to the Banks, with respect to the creditworthiness or financial conditions of the Borrower or any of its Subsidiaries. Each Bank acknowledges that it has, independently and without reliance upon either Agent or any other Bank and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision (i) to enter into this Credit Agreement and to accept Borrower's Note, (ii) in the case of the Issuing Bank, to issue, renew and extend Letters of Credit, and (iii) with respect to the nature and value of the Collateral, and that it will continue to do so in connection with making each Loan and issuance, renewal and extension of each Letter of Credit, as applicable.
14.5.   Payments.
14.5.1. Payments to Agents.  A payment by the Borrower
to the Agents hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agents agree promptly to distribute to each Bank such Bank's pro rata share of payments received by the Agents for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.
14.5.2. Distribution by Agents.  If in the opinion of
the Agents the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents, might result in the incurrence by it of any liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received from the Borrower and distributed by the Agents is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agents its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
14.5.3. Delinquent Banks.  Notwithstanding anything to
the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (i) to make available to the Agents its pro rata share of any Loan or to purchase any Letter of Credit
Participation or (ii) to comply with the provisions of   13 with respect
to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is remedied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Bank hereby authorizes the Agents to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Bank shall be deemed to have remedied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. Until such time as its delinquency is remedied, a Delinquent Bank shall have no right to vote with respect to any matters under or in respect of this Credit Agreement (other than matters that require the vote of all Banks, as described in Article 25 hereof) and shall not be entitled to receive its
portion of any Commitment Fee paid in accordance with   2.2 of this
Credit Agreement.
14.6.   Holders of Notes.  The Agents may deem and treat the holder of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.
14.7. Indemnity. The Banks ratably (computed by reference to each Bank's Total Percentage) agree hereby to indemnify and hold harmless each Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agents have not been reimbursed by
the Borrower as required by   15), and liabilities of every nature and
character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the actions of any Agent taken hereunder or thereunder, except to the extent that any of the same shall be directly and exclusively caused by such Agent's willful misconduct or gross negligence.
14.8.   Agents as Bank.  In its individual capacity, each of Fleet and CSFB shall have the same obligations and the same rights, powers and privileges with respect to its Commitment and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also an Agent.
14.9.   Resignation.  Each Agent may resign at any time by giving
sixty (60) days' prior written notice thereof to the Banks and the Borrower. Upon the resignation of such Agent, the Majority Banks shall have the right to appoint a successor Agent in such capacity. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower; if a Default or Event of Default shall have occurred and be continuing, the Borrower shall not be entitled to review the identity of any proposed successor Agent. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent in such capacity, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.
14.10.  Notification of Defaults and Events of Default.  Each
Bank hereby agrees that, upon an officer of such Bank active in respect of the Borrower's account learning of the existence of a Default or an Event of Default, it shall promptly notify the Agents thereof (provided that failure to promptly so notify shall not, in itself, create any liability). The Agents hereby agree that upon receipt of any notice
under this   14.10 they shall promptly notify the other Banks of the
existence of such Default or Event of Default.
14.11.  Duties in the Case of Enforcement.  In case one or
more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agents shall, if (i) so requested by the Majority Banks and (ii) the Banks have provided to the Agents such additional indemnities and assurances against expenses and liabilities as the Agents may reasonably request, proceed to exercise all or any such other legal and equitable and other rights or remedies as the Bank may have in respect of such Event of Default. The Majority Banks may direct the Agents in writing as to the method and the extent of any such enforcement, the Banks hereby ratably (computed by reference to each Bank's Total Percentage) agreeing to indemnify and hold the Agents harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agents need not comply with any such direction to the extent that the Agents reasonably believe the Agents' compliance with such direction to be unlawful or inadvisable.
14.12.  Collateral Matters.
14.12.1.        Authorization.  The Agents are each authorized
on behalf of all the Banks, without the necessity of any notice to or further consent from the Banks, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the Liens on the Collateral granted pursuant to the Collateral Documents or protect and preserve the Agents' ability to enforce the Liens or realize upon the Collateral.
14.12.2.        Collateral Releases.  The Banks irrevocably
authorize the Agents, at their option and in their discretion, to release any Lien granted to or held by the Agents upon any Collateral
(i) upon termination of the Commitments and payment in full of all Loans and all other Obligations known to the Agents and payable under this Agreement or any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder or under any Collateral Document;
(iii) constituting property in which the Borrower owned no interest at the time the Lien was granted or at any time thereafter;
(iv) constituting property leased to the Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended;
(v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Majority Banks or all the Banks, as the case may be, as provided in Section 25. Upon request by the Agents at any time, the Banks shall confirm in writing the Agents' authority to release particular types or items of Collateral pursuant to this Section 14.12, provided that the absence of any such confirmation for whatever reason shall not affect the Agents' rights under this Section 14.12.
15.     EXPENSES.
The Borrower agrees to pay (i) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (ii) any taxes (including any interest and penalties in respect thereto) payable by the Agents or any of the Banks (other than taxes based upon any Agent's or
any Bank's net income, subject to the limitations set forth in   5.2.3)
on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agents and each Bank with respect thereto), (iii) the reasonable fees, expenses and disbursements of the Agents' legal counsel incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, amendments, modifications, approvals, consents or waivers hereto or hereunder (iv) the reasonable fees, expenses and disbursements of the Agents incurred by the Agents in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, (v) all search, recording, filing and similar costs, fees and expenses incurred or sustained by the Agents in connection with the Loan Documents or the Collateral, and (vi) all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys' fees and costs, which attorneys may be employees of any Bank or the Agents, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Agents in connection with (A) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default, (B) the preservation of and realization upon any of the Collateral, and (C) any litigation, proceeding or dispute, whether arising hereunder or otherwise, in any way related to any Bank's or the Agents' relationship
with the Borrower or any of its Subsidiaries. The covenants of this   15
shall survive payment or satisfaction of all other Obligations.
16.     INDEMNIFICATION.
The Borrower agrees to indemnify and hold harmless the Agents and the Banks from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation,
(i) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans or Letters of Credit,
(ii) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (iii) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Banks and the Agents shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If and to the
extent that the obligations of the Borrower under this   16 are
unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in
this   16 shall survive payment or satisfaction in full of all other
Obligations. The foregoing notwithstanding, the Borrower shall not be required to indemnify the Agents or any Bank for any liabilities, losses, damages or expenses to the extent that the foregoing arise directly and exclusively from either Agent's or such Bank's gross negligence or willful misconduct.
17.     SURVIVAL OF COVENANTS, ETC.
All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Agents, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any Obligation remains outstanding or any Bank has any obligation to make any Loans or the Issuing Bank has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Bank or either Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.
18.     ASSIGNMENT AND PARTICIPATION.
18.1.   Conditions to Assignment by Banks.  Except as provided
herein, each Bank may, beginning on the 90th day following the Closing Date (but not prior to such time), assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, the Notes held by it and its participating interest in the risk relating to any Letters of Credit) and the other Loan Documents; provided that (i) unless the transfer is to an Eligible Assignee that is an affiliate of the assigning Bank, in which case consent shall not be required, the Agents and, unless a Default or Event of Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment, which consent, in the case of the Borrower and the Agents, will not be unreasonably withheld, (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations in respect of the Revolving Credit Loans and the Letters of Credit under this Credit Agreement, (iii) each assignment shall be in a minimum amount of $ 5,000,000 (or, if less, the entire Commitment and Loans of the assignor) and (iv) the parties to such assignment shall execute and deliver to the Agents, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit D hereto (an "Assignment and Acceptance"), together with any Notes subject to such assignment. In the event that either Agent holds a Total Percentage under this Credit Agreement in an amount less than ten percent (10%), such Agent agrees that, at the request of the Borrower and the Banks, and provided no Default or Event of Default shall have occurred and be continuing, such Agent shall resign as such Agent agrees
in accordance with   14.9 hereof.  Upon such execution, delivery,
acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank
hereunder (including, without limitation, those under   5.2.3), and (ii)
the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agents of the registration fee referred to in
  18.3, be released from its obligations under this Credit Agreement.
18.2.   Certain Representations and Warranties: Limitations;
Covenants. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:
(a)     other than the representation and warranty that
it is the legal and beneficial owner of the interest being
assigned thereby free and clear of any adverse claim, the
assigning Bank makes no representation or warranty, express
or implied, and assumes no responsibility with respect to
any statements, warranties or representations made in or in
connection with this Credit Agreement or the execution,
legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents
or any other instrument or document furnished pursuant
hereto or the attachment, perfection or priority of any
security interest or mortgage;
(b)     the assigning Bank makes no representation or
warranty and assumes no responsibility with respect to the
financial condition of the Borrower and its Subsidiaries or
any other Person primarily or secondarily liable in respect
of any of the Obligations, or the performance or observance
by the Borrower and its Subsidiaries or any other Person
primarily or secondarily liable in respect of any of the
Obligations of any of their obligations under this Credit
Agreement or any of the other Loan Documents or any other
instrument or document furnished pursuant hereto or thereto;
(c)     such assignee confirms that it has received a
copy of this Credit Agreement and each of the other Loan
Documents, together with copies of the most recent financial
statements referred to in   6.3 and   7.4 and such other
documents and information as it has deemed appropriate to
make its own credit analysis and decision to enter into such
Assignment and Acceptance;
(d)     such assignee will, independently and without
reliance upon the assigning Bank, the Agents or any other
Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own
credit decisions in taking or not taking action under this
Credit Agreement;
(e)     such assignee represents and warrants that it is
an Eligible Assignee;
(f)      such assignee appoints and authorizes each
Agent to take such action as Agent on its behalf and to
exercise such powers under this Credit Agreement and the
other Loan Documents as are delegated to the Agents by the
terms hereof or thereof, together with such powers as are
reasonably incidental thereto;
(g)     such assignee agrees that it will perform in
accordance with their terms all of the obligations that by
the terms of this Credit Agreement are required to be
performed by it as a Bank; and
(h)     such assignee represents and warrants that it is
legally authorized to enter into such Assignment and
Acceptance.
(i)     such assignee acknowledges that it has made
arrangements with the assigning Bank satisfactory to such
assignee with respect to its pro rata share of Letter of
Credit Fees in respect of outstanding Letters of Credit.
18.3.   Register.  The Agents shall maintain a copy of each
Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentage of and principal amount of the Revolving Credit Loans owing to, and Letter of Credit Participations purchased by, the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agents and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay or cause the assignee Bank to pay to the Agents a registration fee in the sum of $3,500.
18.4. New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agents shall (i) record the information contained therein in the Register, and (ii) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agents, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. Within five (5) days of issuance of any new Notes
pursuant to this   18.4, the Borrower shall deliver an opinion of
counsel, addressed to the Banks and the Agents, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Banks, provided that the Borrower shall be required to deliver such an opinion only at the request and the expense of the Eligible Assignee. The surrendered Notes shall be marked "canceled" and returned to, the Borrower.
18.5. Participations. Each Bank may, beginning on the 90th day following the Closing Date (but not prior to such time), sell participations to one or more banks or other Persons in all or a portion of such Bank's rights and obligations under this Credit Agreement and the other Loan Documents; provided that (i) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower and (ii) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any Commitment Fees or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest or fees.
18.6.   Disclosure.  The Borrower agrees that in addition to
disclosures made in accordance with standard and customary banking practices, any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (i) to treat in confidence such information unless such information otherwise becomes public knowledge, (ii) not to disclose such information to a third party, except to their legal counsel or as required by law or legal process, and (iii) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.
18.7.   Assignee or Participant Affiliated with the Borrower.  If
any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the
Agents pursuant to   12.1 or   12.2, and the determination of the
Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Loans. If any Bank sells a participating interest in any of the Loans or Reimbursement Obligations to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Agents of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making
requests to the Agents pursuant to   12.1 or   12.2 to the extent that
such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Loans to the extent of such participation.
18.8.   Miscellaneous Assignment Provisions.  Any assigning Bank
shall retain its rights to be indemnified pursuant to   15 or   16 with
respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agents certification as to its exemption from deduction or withholding of any United States federal income taxes. Anything
contained in this   18 to the contrary notwithstanding, any Bank may at
any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to any of
the twelve Federal Reserve Banks organized under   4 of the Federal
Reserve Act, 12 U.S.C.   341. No such pledge or the enforcement thereof
shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.
18.9. Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks, which consent may be withheld in such Bank's sole and absolute discretion, and
any attempted assignment in violation of this   18 shall be void ab
initio.
19.     NOTICES, ETC.
Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications or any other Loan Document shall be in writing and shall be delivered by hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:
(a)     if to the Borrower, at 1055 Page Avenue,
Fremont, California 94538, Attention: Chief Financial
Officer, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving
the notice;
(b)     if to the Agents, at the Agents' Head office or
such other address for notice as the Agents shall last have
furnished in writing to the Person giving the notice; and
(c)     if to any of the Banks, at such Bank's address
set forth on Schedule 1.1 hereto, or such other address for
notice as such Bank shall have last furnished in writing to
the Person giving the notice.
Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.
20.     GOVERNING LAW.
THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY
PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF CALIFORNIA AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF CALIFORNIA (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF
LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON TEE BORROWER BY MAIL
AT THE ADDRESS SPECIFIED IN   19. THE BORROWER HEREBY WAIVES ANY
OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.
21.     HEADINGS.
The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
22.     COUNTERPARTS.
This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving any matter with respect to this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.
23.     ENTIRE AGREEMENT, ETC.
The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties hereto and thereto with respect to the transactions contemplated hereby and thereby. Neither this Credit Agreement nor any term hereof may be
changed, waived, discharged or terminated, except as provided in   25.
24.     WAIVER OF JURY TRIAL.
The Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations. Except as prohibited by applicable law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (i) certifies that no representative, agent or attorney of any Bank or any agent has represented, expressly or otherwise, that such Bank or such agent would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that the Agents and the Banks have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party and the Subordinated Debt Documents to which it is a party by, among other things, the waivers and certifications contained herein.
25.     CONSENTS, AMENDMENTS, WAIVERS, ETC.
Any consent or approval required or permitted by this Credit
Agreement to be given by all of the Banks may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, the rate of interest on the Notes, the timing of any regularly scheduled payment date for principal, interest or fees, the term of the Notes, the amount of the Commitments of the Banks and the amount of Commitment Fee or Letter of Credit Fees hereunder may not be changed without the written consent of the Borrower and the written consent of each Bank affected thereby (except that the Commitments may be changed pursuant to and in connection with assignments made in
accordance with   18 hereof); the definition of Majority Banks may not
be amended without the written consent of all of the Banks; the amount of any Letter of Credit Fees payable for the Issuing Bank's account may not be amended without the written consent of the Issuing Bank; the
amount of the Agent's Fee and   14 may not be amended without the
written consent of the Agents; no release of any guaranty of the Obligations or release of the Liens (except pursuant to Section 28) in favor of the Banks or the Agents for the benefit of the Banks on any material portion of the Collateral shall occur without the consent of all of the Banks; and this sentence may not be waived or modified except with the written consent of all of the Banks. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agents or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.
26.     SEVERABILITY.
The provisions of this Credit Agreement and each of the other Loan Documents are severable and if any one clause or provision hereof or thereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part hereof or thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement or any of the other Loan Documents in any jurisdiction.
27.     CONFIDENTIALITY.
Each Agent and each Bank agrees to take, and to cause its
respective affiliates to take, reasonable precautions in accordance with safe and sound banking practice and its customary procedures, to maintain the confidentiality of all non-public information relating to the Borrower or any Subsidiary provided to such Agent or Bank in connection with this Credit Agreement or any other Loan Document, and none of the Agents, the Banks, nor any of their respective affiliates shall use any such information other than in connection with or in enforcement of this Credit Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Agents or the Banks, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, so long as such source is not bound by a confidentiality agreement with the Borrower known to such Bank;
provided, however, that the provisions of this   27 shall not restrain
the Agents or the Banks from divulging such information (A) at the request or pursuant to any requirement of any governmental authority to which either Agent or such Bank is subject or in connection with an examination of such Agent or Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable legal requirement; (D) to the extent reasonably required in connection with any litigation or proceeding to which any Agent or Bank or any of their respective affiliates may be party; (E) to the extent reasonably required in connection with the exercise by the Agents of any right or remedy hereunder or under any other Loan Documents; (F) to any Agent's or a Bank's independent auditors and other professional advisors; (G) to any participant or assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the assigning Agent or Bank hereunder; (H) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party or is deemed party with either Agent or any Bank, or any affiliate of such Agent or Bank; and (I) to its affiliates, which shall be deemed
to be bound by the provisions of this   27.
28.     RELEASE OF LIENS.
Upon the later of (a) March 31, 1999, and (b) the date of the Agents' receipt of a completed Compliance Certificate for any fiscal quarter ending after the Closing Date for which Consolidated Net Income is greater than $5,000,000, and provided that no Event of Default then exists under the Loan Documents, the Agents' and the Banks' Liens on the Collateral shall terminate automatically without any further act of the parties. The Agents and the Banks agree to execute and deliver to the Borrower such documents and instruments reasonably requested by the Borrower as shall be necessary to evidence the termination of all such Liens on the Collateral granted by the Borrower in favor of the Banks or the Agents for the benefit of the Banks.
[Signatures follow.]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.
HMT TECHNOLOGY CORPORATION
By:
        Title:

CREDIT SUISSE FIRST BOSTON, as
Agent and a Bank
By:
        Title:
By:
        Title:

FLEET NATIONAL BANK, as Agent and
a Bank
By:
        Title:  Vice President





                           EXHIBITS AND SCHEDULES

Exhibit A              Form of Revolving Credit Note

Exhibit B              Form of Revolving Loan Request

Exhibit C              Form of Compliance Certificate

Exhibit D              Form of Assignment and Acceptance

Exhibit E              Form of Security Agreement

Schedule 1.1 Other Lending Institutions; Amount of such Bank's Commitment; Such Bank's Percentage of the
                       Aggregate Commitment; Domestic Lending Office; LIBOR Lending Office

Schedule 6.6           Litigation

Schedule 6.21          Insurance

Schedule 8.1           Existing Indebtedness

Schedule 8.2           Existing Liens; Leases of Real or Personal
                       Property

Schedule 8.3           Investments





                                                             EXHIBIT A
                           FORM OF REVOLVING CREDIT NOTE
$_____________                                    Fremont,  California

                                                  November 2, 1998

FOR VALUE RECEIVED, the undersigned, HMT Technology Corporation, a Delaware corporation (the "Borrower"), hereby promises to pay to the order of [name of bank], (the "Lender"), for the account of its Lending Office, the lesser of (i) the principal sum of $_________________, and
(ii) the aggregate unpaid principal amount of the Revolving Credit Loans (the "Loans") made by the Lender to the Borrower under the Credit Agreement referred to below, on the dates and in the amounts set forth in the Credit Agreement. The Borrower further promises to pay interest on the unpaid principal amount of each such Loan from time to time outstanding on the dates and at the rates specified in the Credit Agreement.
This Revolving Credit Note (the "Note") is one of the Revolving
Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of November 2, 1998, as the same may be amended, supplemented, replaced, renewed or otherwise modified from time to time (as so modified, the "Credit Agreement"), by and among (a) the Borrower, (b) the financial institutions from time to time party thereto, and (c) Credit Suisse First Boston and Fleet National Bank, as Agents. The Credit Agreement provides for, among other things, the acceleration of the maturity hereof upon the occurrence of certain events and for voluntary and mandatory prepayments under certain circumstances and upon certain terms and conditions. This Note is entitled to the benefits of the other Loan Documents described in the Credit Agreement.
Terms with initial capital letters used but not defined herein have the meanings assigned to them in the Credit Agreement. All payments due hereunder shall be made to the Agents at the time and place, in the type of funds, and in the manner set forth in the Credit Agreement, without any deduction whatsoever, including, without limitation, any deduction for any set-off, recoupment, counterclaim or Taxes. The Borrower hereby waives diligence, presentment, demand, protest, notice of dishonor and all other demands and notices in connection with the execution, delivery, performance or enforcement of this Note, except as otherwise set forth in the Credit Agreement.
The Lender is authorized (but not obligated) to endorse on the Schedule hereto, or on a continuation thereof, each Loan made by the Lender and each payment or prepayment with respect thereto. The Borrower promises to pay all costs and expenses, including attorneys' fees and disbursements, incurred in the collection or enforcement hereof.
Except as permitted by Article l8 of the Credit Agreement, this Note may not be assigned to any Person.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH,
THE LAWS OF CALIFORNIA. THE BORROWER AND, BY ACCEPTANCE IIEREOF, THE LENDER WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION UNDER THIS NOTE OR ANY ACTION ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WIIICH PARTY INITIATES SUCH ACTION OR ACTIONS.

                                      HMT Technology Corporation
                                      By:
                                      Name:
                                      Title:




                                SCHEDULE
                            REVOLVING LOAN NOTE


 Funding   Type and   Interest   Interest   Amount of   Unpaid    Notation
  Date     Amount of   Period      Rate     Principal  Principal   Made By
             Loan                            Paid or   Amount of
                                             Prepaid     Note














                                                                 EXHIBIT B
FORM OF LOAN REQUEST
TO:     CREDIT SUISSE FIRST BOSTON, as Agent
11 Madison Avenue
New York, NY 10010
FLEET NATIONAL BANK, as Agent
Mail Stop:  MA OF D07A
One Federal Street
Boston, MA  02110
Reference is hereby made to the Credit Agreement, dated as of
November 2, 1998, as the same may be amended, supplemented, replaced, renewed or otherwise modified from time to time (as so modified, the "Credit Agreement"), by and among (a) HMT Technology Corporation (the "Borrower"), (b) the financial institutions from time to time party thereto, and (c) Credit Suisse First Boston, and Fleet National Bank, as Agents. Terms with initial capital letters used but not defined herein have the meanings assigned to them in the Credit Agreement.
Pursuant to Article 2 of the Credit Agreement:
1. The Borrower hereby requests to borrow Revolving Credit
Loans in the aggregate amount of $ ____________ on ________________________ in the form of __________ Loans [for an
Interest Period, in the case of LIBOR Rate Loans, of ____________
months]; and
2. The Borrower hereby represents and warrants as follows:
(a) All of the representations and warranties
contained in Article 6 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof as though made on and as of this date (except to the extent that such representations and warranties expressly were made only as of a specific date);
(b) No Default or Event of Default exists or
would result from the making of the Loans; and
(c) All other conditions to borrowing set forth
in Article 11 of the Credit Agreement are satisfied.
Date:____________________.
HMT Technology Corporation, a
Delaware corporation
By:
Name:
Title:

                                                                   EXHIBIT C
                       FORM OF COMPLIANCE CERTIFICATE
To:  Credit Suisse First Boston, as Agent
11 Madison Avenue
New York, NY 10010

To:  Fleet National Bank, as Agent
Mail Stop:  MA OF D07A
One Federal Street
Boston, MA  02110

Re: Compliance Certificate

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of November 2, 1998 as the same may be amended, supplemented, replaced, renewed or otherwise modified from time to time (as so modified, the "Credit Agreement"), by and among (a) HMT Technology Corporation (the "Borrower"), (b) the financial institutions from time to time party thereto, and (c) Credit Suisse First Boston and Fleet National Bank, as Agents. Capitalized terms which are used but not defined herein and which are defined in the Credit Agreement shall have the respective meanings assigned to such terms in the Credit Agreement.

This is a Compliance Certificate delivered pursuant to   7.4(c) of
the Credit Agreement with respect to the financial covenants set forth in Article 9 of the Credit Agreement. This Compliance Certificate has been duly executed by the principal financial or accounting officer of the Borrower.

1. No Default. To the best knowledge and belief of the undersigned, (a) each of the representations and warranties of the Borrower contained in the Credit Agreement, the other Loan Documents, or in any document or instrument delivered pursuant to or in connection with any of the Loan Documents is true as of the date hereof, with the same effect as if made at and as of the date hereof (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse to the business or financial condition of the Borrower and its Subsidiaries, taken as a whole, or to the extent that such representations and warranties relate expressly to an earlier date) and (b) no Default or Event of Default has occurred and is continuing under the Credit Agreement. Attached hereto as Appendix I are all relevant calculations setting forth the Borrower's compliance with Article 9 of the Credit Agreement measured as of the last day of the fiscal [quarter] [year] ended on _______ or, if required, during the period covered by the financial statements delivered herewith, together with the reconciliations to reflect changes, if any, in GAAP since the Balance Sheet Date.

2. Financial Statements. Together with this Compliance
Certificate, the Borrower is delivering to each Bank the financial
statements required pursuant to   7.4 of the Credit Agreement.

 IN WITNESS WHEREOF, the undersigned has signed this Compliance
Certificate on ______________________.
 By:

        Title:


                                APPENDIX I
                          9.1. Leverage Ratio

 Compliance period: four-quarter period immediately preceding compliance determination date

 A.     Total Funded Debt:                                        $____________

 B.     EBITDA:

     l. Measured for the four-quarter period immediately preceding the compliance determination date (treated as a single accounting period)

       (a)    Consolidated earnings (or loss) from
              operations of Borrower and its Subsidiaries for
              such four quarter period (after all expenses and
              other proper charges but before provision for any
              income taxes, interest expense rent or operating
              lease expense for such period)                      $____________

       (b)    Depreciation and amortization for such  period      $____________


       (c)    Rent and operating lease expense for such  period   $____________


       (d) Non-recurring restructuring charges of up to $50,000,000 recorded in the fiscal quarter ending December 31, 1998 (but no more than $5,000,000 of such restructuring charges may be cash
              charges)                                            $____________

       (e)    Sum of Items 1(a) through 1(d)                      $____________

 C.     Ratio (Total Funded Debt to EBITDA) (Item A  divided by Item B1(e))
                                                                   ____:1.00

 Maximum Permitted Ratio of Total Funded Debt to EBITDA: (i) 3:25 to 1:00 through June 30, 1999 and (ii) 2.75/1:00 thereafter

        Compliance                                      _____yes/no


                       9.2 Interest Coverage

 Compliance period: four quarter period immediately preceding compliance determination date

 A.     EBITR:                                                    $____________

Consolidated earnings (or loss) from operations of Borrower and its Subsidiaries for 4-quarter period immediately preceding the compliance determination date but before provision for any income taxes, interest expense, rent or operating lease expense for such period

 B.     Consolidated Total Interest Expense:                      $____________

Aggregate amount of interest required to be paid or accrued by Borrower and its Subsidiaries during the 4-quarter period immediately preceding the compliance determination date on all Indebtedness of Borrower and its Subsidiaries outstanding during all or part of such period (whether or not such interest was or is required to be reflected as an item of expense or capitalized), including payments of interest in respect of Capitalized
Leases

 C. Consolidated rent and operating lease expense of the Borrower and its Subsidiaries for the 4-quarter period immediately preceding the compliance determination date

 D.     Ratio of EBITR to Consolidated Total Interest                  ___:1.00
Expense plus rent and operating lease expense (Item A divided by (Item B plus Item C))

 Minimum Ratio of EBITR to Consolidated Total Interest Expense:      2.50:1.00

        Compliance                                      _____yes/no


                              9.3. Quick Ratio

 Compliance period: each fiscal quarter

      A. AA.         1.      Cash plus cash equivalents of           $_________
      the Borrower and its Subsidiaries on the compliance determination date

      2.     Net current accounts receivable of the                  $_________
      Borrower and its Subsidiaries on the compliance determination date

      3.     Cash and cash equivalents of the Borrower               $_________
      and its Subsidiaries subject to a lien securing
      Indebtedness

      4.     Sum of Item 1 plus Item 2 minus Item 3                  $_________

      B.     1.      Consolidated current liabilities                $_________

             2.      Consolidated current liabilities                $_________
             secured by a lien on cash or cash equivalents

             3.      Item 1 minus Item 2                             $_________

      C.     Ratio of A.4. divided by B.3.                            ____:1.00

      Minimum Quick Ratio:
        Compliance                                      ____  yes/no



                        9.4. Profitable Operations

      I.     Compliance period: each fiscal quarter

     A.      EBITR:                                                 I.

         1.     Consolidated earnings (or loss) from              $____________

         operations of Borrower and its Subsidiaries for fiscal quarter most recently ended but before provision for any income taxes, interest expense, rent or operating lease expense for such period, plus non-recurring restructuring charges recorded in the fiscal quarter ending December 31, 1998 (but no more than $10,000,000 of such restructuring charges may be cash charges)

   No fiscal quarter shall be less than $1.00

        Compliance                                      _____yes/no

        B.      Consolidated Net Income (or Deficit):

            ' 1.     Consolidated net income (or deficit)          $____________
              of Borrower and its Subsidiaries for fiscal quarter most recently ended after deduction of all expenses, taxes and other proper charges, and after eliminating all extraordinary nonrecurring items of income and expense for such period, plus non-recurring restructuring charges recorded in the fiscal quarter ending December 31, 1998
             (but no more than $10,000,000 of such
              restructuring charges may be cash charges)

   No fiscal quarter shall be less than $1.00

        Compliance                                      _____yes/no


                           9.5. Tangible Net Worth

   Compliance period: each fiscal quarter

        A. AA.         Tangible Net Worth                            $_________

        1.     Common Stockholders' equity capital plus              $_________
        surplus plus retained earnings of the Borrower and its Subsidiaries

        2.  Intangible Assets of the Borrower and its  Subsidiaries  $_________

        3.     Item 1 minus Item 2                                   $_________

        Minimum Permitted Tangible Net Worth

        B.     Minimum Tangible Net Worth Calculation

            1.      85% of Tangible Net Worth measured as            $_________
            of September 30, 1998

            2.      75% of Consolidated Net Income earned            $_________
            in each quarterly accounting period ending after September 30, 1998

            3.      100% of the Net Issuance Proceeds of             $_________
            any new equity the Borrower issues after September 30, 1998

            4.      100% of any Subordinated Debt or                 $_________
            Permitted New Subordinated Debt that is converted to equity of the Borrower after September 30, 1998

           5.      Sum of Items 1 through4                           $_________

        Compliance                                      ____  yes/no





 EXHIBIT D
 FORM OF ASSIGNMENT AND ACCEPTANCE
 Dated __________________________, 199_
 Reference is hereby made to the Revolving Credit Agreement, dated as of November 2, 1998 (as the same may be amended, supplemented, replaced, renewed or otherwise modified from time to time, the "Credit Agreement"), by and among (a) HMT Technology Corporation (the "Borrower"), (b) the financial institutions from time to time party thereto, and (c) Credit Suisse First Boston and Fleet National Bank, as Agents. Terms with initial capital letters used but not defined herein have the meanings assigned to them in the Credit Agreement.
 _________________________________________ (the "Assignor") and
_________________________________ (the "Assignee") agree as follows:
1. Subject to Section 3 below, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, WITHOUT RECOURSE, a _____________% interest in and to all of the Assignor's rights and obligations under the Credit Agreement and the other Loan Documents as of the Effective Date (as defined below), including, without limitation, such percentage interest in the Assignor's Commitment as is in effect on the Effective Date, the Revolving Loans owing to the Assignor on the Effective Date, the Revolving Credit Notes held by the Assignor and the Assignor's participation in Letter of Credit liability on the Effective Date.
2. The Assignor (a) represents and warrants that, as of the
date hereof, its Commitment (without giving effect to assignments thereof which have not yet become effective) is $________________; (b) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (c) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto and (d) attaches the Revolving Credit Notes referred to in paragraph 1 above and requests that the Agents exchange such notes for a new Revolving Credit Note as follows: a Revolving Credit Note, dated _____________, in the principal amounts of $________________, payable to the Assignor or its registered assigns.
3. The Assignee (a) confirms that it has received a copy of
the Credit Agreement and the other Loan Documents, together with copies of the financial statements delivered pursuant to Article 7 thereof prior to the date hereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (b) agrees that it will, independently and without reliance upon the Agents or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or the other Loan Documents;
(c) appoints and authorizes the Agents to take such actions on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto;(d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or the other Loan Documents are required to be performed by it as a Bank; (e) specifies as its address for notices the office set forth beneath its name on the signature pages hereof.
4. The effective date of this Assignment and Acceptance
shall be the date hereof; provided that the Agents (and the Borrower to
the extent required under   18.1) shall have consented to the assignment
(such date, the "Effective Date").
5. Upon acceptance and recording by the Agents, if any, as of the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and under the other Loan Documents and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.
6. Upon such acceptance and recording, from and after the Effective Date, the Agents shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including all payments of principal, interest and fees) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Effective Date directly between themselves.

7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND
CONSTRUED IN ACCORDANCE WITH, THE LAWS OF CALIFORNIA.
                                     [NAME OF ASSIGNOR]
                                     By:
                                     Name:
                                     Title:
                                     After the Effective Date:
                                     Commitment: $

                                     [NAME OF ASSIGNEE]
                                     By:
                                     Name:
                                     Title:
                                     Notice Address:
                                     After the Effective Date:
                                     Commitment: $
Accepted this   day of ________________

CREDIT SUISSE FIRST
BOSTON, as Agent
By:
Name:
Title:

By:
Name:
Title:

FLEET NATIONAL BANK,
as Agent

By:
Name:
Title: